Filed pursuant to Rule 424(b)(3)

Registration No. 333-269246

PROSPECTUS SUPPLEMENT NO. 20

(to Prospectus dated April 27, 2023)

(Interactive Strength Inc.)

Up to 1,773,937 shares of common stock

This prospectus supplement supplements the prospectus dated April 27, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-269246). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Preliminary Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 30, 2024 (the “Preliminary Proxy Statement”). Accordingly, we have attached the Preliminary Proxy Statement to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of up to 1,773,937 shares of our common stock, par value $0.0001 per share (the “common stock”). Our registration of the shares covered by the Prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” in the Prospectus.

Our shares of common stock are listed on Nasdaq under the symbol “TRNR". On April 29, 2024, the closing price of our shares of common stock was $0.19 per share. We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 15 of the Prospectus and in the documents incorporated by reference in the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 30, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

INTERACTIVE STRENGTH INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-(6)(i)(4) and 0-11.

Interactive Strength Inc.

1005 Congress Avenue, Suite 925

Austin, Texas

(512) 885-0035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 31, 2024

To the Stockholders of Interactive Strength Inc.:

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Interactive Strength Inc., a Delaware corporation (the “Company”), will be held on May 31, 2024 at 10 a.m. Eastern Time at 30 Rockefeller Plaza, New York, New York 10112. The meeting will be held for the following purposes:

The principal business of the meeting will be:

1.	To elect two Class I director to serve until our 2027 annual meeting of Stockholders or until their successor is duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

3.

To approve, for purposes of Rule 5635(d) of The Nasdaq Stock Market LLC (“Nasdaq”), the issuance of 20% or more of the outstanding shares of the Company’s Common Stock, par value $0.001 (the “Common Stock”) upon the conversion of the Company’s Series B Convertible Preferred Stock and the potential issuance of Earn-Out Shares, pursuant to an amended and restated Asset Purchase Agreement, dated as of January 22, 2024, by and among the Company, CLMBR, Inc and CLMBR1, LLC (the “CLMBR Issuance Proposal”);

4.

To approve, for purposes of Nasdaq Rule 5635(d), the issuance of 20% or more of our outstanding shares of Common Stock upon the conversion and exercise of the 3i Note and Warrant, (the “ 3i Proposal”);

5.

To approve, for purposes of Nasdaq Rule 5635(d), the issuance of 20% or more of our outstanding shares of Common Stock upon the conversion and exercise of the Treadway Note and Warrant (the “Treadway Proposal”);

6.

To approve, for purposes of Nasdaq Rule 5635(d), the issuance of 20% or more of our outstanding shares of Common Stock upon the conversion of the Company’s Series A Convertible Preferred Stock (the “Series A Proposal”);

7.

To grant discretionary authority to the Company’s Board of Directors to amend the Certificate of Incorporation to effect one or more consolidations of the issued and outstanding shares of Common Stock, pursuant to which the shares of Common Stock would be combined and reclassified into one share of Common Stock at a ratio within the range from 1-for-20 up to 1-for-100 (each, a “Reverse Stock Split”), provided that, (X) the Company shall not effect Reverse Stock Splits that, in the aggregate, exceed 1-for-100, and (Y) any Reverse Stock Split is completed no later than the first anniversary of the Record Date (as defined herein);

8.	To approve, on an advisory basis, the compensation paid to our named executive officers;

9.	To approve, on an advisory basis, the frequency of future shareholder advisory votes on the compensation of our named executive officers; and

10.	To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

You may vote if you were the record owner of shares of the Company’s Common Stock, at the close of business on April 9, 2024. The Board of Directors of the Company has fixed the close of business on April 9, 2024 as the record date (the “Record Date”) for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

As of the Record Date, there were 19,626,378 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The holders of our Common Stock are entitled to one vote for each share of Common Stock held. The foregoing shares are referred to herein as the “Shares.” Holders of our Common Stock will vote together as a single class on all matters described in this proxy statement (the “Proxy Statement”).

All Stockholders are cordially invited to attend the Annual Meeting. Stockholders who plan to attend the Annual Meeting in person must notify the Company at least 24 hours prior to the Annual Meeting by contacting the Company's Investor Relations department at (512) 885-0035, or ir@interactivestrength.com. Whether you plan to attend the Annual Meeting or not, you are requested to vote over the Internet, by telephone, or to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience. Voting by using the aforementioned methods will not prevent you from voting at the annual meeting.

YOUR VOTE AT THE ANNUAL MEETING IS IMPORTANT

Your vote is important. Please vote as promptly as possible even if you plan to attend the Annual Meeting.

For information on how to vote your Shares, please see the instruction from your broker or other fiduciary, as applicable, as well as “How Do I Vote?” in the Proxy Statement accompanying this notice.

We encourage you to vote over the Internet, by telephone, or by completing, signing, and dating the proxy card, and returning it in the enclosed envelope.

If you have questions about voting your Shares, please contact the Investor Relations department at Interactive Strength Inc., at 1005 Congress Avenue, Suite 925, Austin, TX 78701, telephone number (512) 885-0035, email: ir@interactivestrength.com.

If you decide to change your vote, you may revoke your proxy in the manner described in the attached Proxy Statement at any time before it is voted.

We urge you to review the accompanying materials carefully and to vote as promptly as possible. Note that we have enclosed with this notice a proxy statement.

THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT:

www.interactivestrength.com

By Order of the Board of Directors of Interactive Strength Inc.

Sincerely,

/s/ Trent A. Ward
Trent A. Ward, Chief Executive Officer

Date: April 30, 2024

REFERENCES TO ADDITIONAL INFORMATION

This Proxy Statement incorporates important business and financial information about Interactive Strength Inc. that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission (“SEC”) website (www.sec.gov) or upon your written or oral request by contacting the Investor Relations department of Interactive Strength Inc., at 1005 Congress Avenue, Suite 925, Austin, TX 78701, telephone number (512) 885-0035, email: ir@interactivestrength.com..

To ensure timely delivery of these documents, any request should be made no later than May [*], 2024 to receive them before the Annual Meeting.

For additional details about where you can find information about Interactive Strength Inc., please see the section entitled “Where You Can Find More Information about the Company” in this Proxy Statement.

Interactive Strength Inc.

1005 Congress Avenue, Suite 925

Austin, TX 78701

(512) 885-0035

2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 31, 2024

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

This Proxy Statement, along with the accompanying notice of the 2024 Annual Meeting of Stockholders, contains information about the 2024 Annual Meeting of Stockholders of Interactive Strength Inc., including any adjournments or postponements thereof (referred to herein as the “Annual Meeting”). We are holding the Annual Meeting at 10 am Eastern Time on May 31, 2024 or such later date or dates as such Annual Meeting date may be adjourned or postponed at 30 Rockefeller Plaza, New York, New York 10112.

In this Proxy Statement, we refer to Interactive Strength Inc. as “Forme,” the “Company,” “we,” “us,” or “our.”

Why Did You Send Me This Proxy Statement?

We sent you this Proxy Statement in connection with the solicitation by the board of directors of the Company (referred to herein as the “Board of Directors” or the “Board”) of proxies, in the accompanying form, to be used at the Annual Meeting to be held at 10 a.m. Eastern Time on May 31, 2024 and any adjournments thereof. This Proxy Statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the Annual Meeting and the information you need to know to vote at the Annual Meeting.

This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”), which includes our financial statements for the fiscal year ended December 31, 2023, are being mailed on or about May [*], 2024 to all Stockholders entitled to notice of and to vote at the meeting. You can also find a copy of this Proxy Statement and the Annual Report on the Internet through the Securities and Exchange Commission’s website at www.sec.gov or at our website at www.interactivestrength.com. Information on our website is not, and will not be deemed, a part of this Proxy Statement or incorporated into any other filings the Company makes with the SEC.

Who may attend and how to attend

Our Board has fixed the close of business on April 9, 2024 as the record date for a determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof (the “Record Date”). Each share of Common Stock represents one vote to be voted on each matter presented at the Annual Meeting. Record holders and beneficial owners may attend the Annual Meeting.

Beneficial Owners

●

If you were a beneficial owner of record as of the Record Date (i.e., you held your Shares in an account at a brokerage firm, bank or other similar agent), you will need to obtain a legal proxy from your broker, bank or other agent. Once you have received a legal proxy from your broker, bank or other agent, it should be emailed to our transfer agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, New York, 11219 and should be labeled “Legal Proxy” in the subject line. Please include proof from your broker, bank or other agent of your legal proxy (e.g., a forwarded email from your broker, bank or other agent with your legal proxy attached, or an image of your valid proxy attached to your email). Requests for registration must be received by American Stock Transfer & Trust Company, LLC no later than [*] p.m. Eastern Time on May [*], 2024. You will then receive a confirmation of your registration, with a control number, by email from American Stock Transfer & Trust Company, LLC. When you arrive at the meeting, present your unique 12-digit control number.

Who Can Vote?

Stockholders who owned Common Stock at the close of business on April 9, 2024 (the “Record Date”), are entitled to vote at the Annual Meeting. As of the Record Date, there were 19,626,378 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

You do not need to attend the Annual Meeting to vote your Shares. Shares represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting. A Stockholder may revoke a proxy before the proxy is voted by delivering to our Secretary a signed statement of revocation or a duly executed proxy card bearing a later date. Any Stockholder who has executed a proxy card but attends the Annual Meeting may revoke the proxy and vote at the Annual Meeting.

How Many Votes Do I Have?

Each holder of Common Stock is entitled to one vote per share of Common Stock. Holders of our Common Stock will vote together as a single class.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All Shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your Shares should be voted for or against each nominee for director, and whether your Shares should be voted for, against or abstain with respect to each of the other proposals. Except as set forth below, if you properly submit a proxy without giving specific voting instructions, your Shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting. If your Shares are registered directly in your name through our stock transfer agent, American Stock Transfer & Trust Company, LLC, or you have stock certificates, you may vote:

●	By Internet or by telephone. Follow the instructions you received to vote by Internet or telephone.

●

By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your Shares voted, they will be voted as recommended by the Board.

If your Shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your Shares and can do so as follows:

●	By Internet or by telephone. Follow the instructions you receive from your broker to vote by Internet or telephone.

●	By mail. You will receive instructions from your broker or other nominee explaining how to vote your Shares.

If you are a beneficial owner of Shares held in street name and do not provide the organization that holds your Shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your Shares may generally vote on routine matters, but cannot vote on non-routine matters.

How Does The Board Recommend That I Vote On The Proposals?

The Board recommends that you vote as follows:

●	“FOR” the election of the Board nominees as directors;

●	“FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

●

“FOR” the approval of the issuance of 20% or more of the Company’s common stock issuable upon the conversion of Series B Convertible Preferred Stock and issuance of Earn-Out Shares, in accordance with Nasdaq Listing Rule 5635(d);

●	“FOR” the approval of the issuance of 20% or more of the Company’s common stock issuable upon the conversion and exercise of 3i Note, and 3i Warrant, in accordance with Nasdaq Listing Rule 5635(d);

●

“FOR” the approval of the issuance of 20% or more of the Company’s common stock issuable upon the conversion and exercise of Treadway Note and Treadway Warrant, in accordance with Nasdaq Listing Rule 5635(d);

●	“FOR” the approval of the issuance of 20% or more of the Company’s common stock issuable upon the conversion of Series A Convertible Preferred Stock, in accordance with Nasdaq Listing Rule 5635(d);

●

“FOR” the grant of discretionary authority to the Company’s Board of Directors to amend the Certificate of Incorporation to effect one or more consolidations of the issued and outstanding shares of Common Stock, pursuant to which the shares of Common Stock would be combined and reclassified into one share of Common Stock at a ratio within the range from 1-for-20 up to 1-for-100 (each, a “Reverse Stock Split”), provided that, (X) the Company shall not effect Reverse Stock Splits that, in the aggregate, exceed 1-for-100, and (Y) any Reverse Stock Split is completed no later than the first anniversary of the Record Date (as defined herein);

●	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers;

●	“FOR” the approval, on an advisory basis, of the frequency of future shareholder advisory votes on the compensation of our named executive officers;

●

“FOR” the approval of the adjournment of the Annual Meeting, if necessary or advisable, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes to approve the foregoing proposals.

If any other matter is presented, the proxy card provides that your Shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this Proxy Statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the Annual Meeting. You may change or revoke your proxy in any one of the following ways:

●	by signing a new proxy card and submitting it as instructed above;

●	by re-voting by Internet or by telephone as instructed above — only your latest Internet or telephone vote will be counted;

●	if your Shares are registered in your name, by notifying the Company’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

●	by attending the Annual Meeting and voting; however, attending the Annual Meeting will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What If I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold Shares in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” on the proxy card for each account to ensure that all of your Shares are voted.

What is a Broker Non-Vote?

If your Shares are held in a fiduciary capacity (typically referred to as being held in “street name”), you must instruct the organization that holds your Shares how to vote your Shares. If you sign your proxy card but do not provide instructions on how your broker should vote on “routine” proposals, your broker will vote your Shares as recommended by the Board. If you do not provide voting instructions, your Shares will not be voted on any “non-routine” proposals. This vote is called a “broker non-vote.”

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Election of Directors

A plurality of the Shares present or represented by proxy is required to elect the nominees as directors. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

The affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the subject matter at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. This means that the votes cast by the Stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. If a Stockholder votes to “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you are a beneficial owner, your broker, bank or other nominee may vote your Shares on this proposal without receiving voting instructions from you.

Proposal 3: To approve the issuance of 20% or more of the Company’s common stock issuable upon the conversion of Series B Convertible Preferred Stock and issuance of Earn-Out Shares, in accordance with Nasdaq Listing Rule 5635(d).

The affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the subject matter at the Annual Meeting is required to approve this proposal. This means that the votes cast by the Stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. If a Stockholder votes to “ABSTAIN,” it has the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the outcome of this proposal.

Proposal 4: To approve the issuance of 20% or more of the Company’s common stock issuable upon the conversion and exercise of 3i Note, and 3i Warrant, in accordance with Nasdaq Listing Rule 5635(d).

The affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the subject matter at the Annual Meeting is required to approve this proposal. This means that the votes cast by the Stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. If a Stockholder votes to “ABSTAIN,” it has the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the outcome of this proposal.

Proposal 5: To approve the issuance of 20% or more of the Company’s common stock issuable upon the conversion and exercise of Treadway Note and Treadway Warrant, in accordance with Nasdaq Listing Rule 5635(d).

The affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the subject matter at the Annual Meeting is required to approve this proposal. This means that the votes cast by the Stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. If a Stockholder votes to “ABSTAIN,” it has the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the outcome of this proposal.

Proposal 6: To approve the issuance of 20% or more of the Company’s common stock issuable upon the conversion of Series A Convertible Preferred Stock, in accordance with Nasdaq Listing Rule 5635(d).

The affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the subject matter at the Annual Meeting is required to approve this proposal. This means that the votes cast by the Stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. If a Stockholder votes to “ABSTAIN,” it has the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the outcome of this proposal.

Proposal 7: To grant discretionary authority to the Company’s Board of Directors to amend the Certificate of Incorporation to effect one or more consolidations of the issued and outstanding shares of Common Stock, pursuant to which the shares of Common Stock would be combined and reclassified into one share of Common Stock at a ratio within the range from 1-for-20 up to 1-for-100 (each, a “Reverse Stock Split”), provided that, (X) the Company shall not effect Reverse Stock Splits that, in the aggregate, exceed 1-for-100, and (Y) any Reverse Stock Split is completed no later than the first anniversary of the Record Date (as defined herein).

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the grant of discretionary authority to the Company’s Board of Directors to amend the Certificate of Incorporation to effect one or more consolidations of the issued and outstanding shares of Common Stock, pursuant to which the shares of Common Stock would be combined and reclassified into one share of Common Stock at a ratio within the range from 1-for-20 up to 1-for-100 (each, a “Reverse Stock Split”), provided that, (X) the Company shall not effect Reverse Stock Splits that, in the aggregate, exceed 1-for-100, and (Y) any Reverse Stock Split is completed no later than the first anniversary of the Record Date (as defined herein). Abstentions and broker non-votes are not deemed to be votes “cast” and, therefore, will have no effect on the outcome of this proposal.

Proposal 8: Non-binding advisory vote to approve executive compensation.

The affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the subject matter at the Annual Meeting is required to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal 9: Non-binding advisory vote to approve the frequency of future shareholder advisory votes on the compensation of executive officers.	The frequency receiving the greatest number of votes will be considered the frequency recommended by Shareholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal 10: Authorization to adjourn the Annual Meeting.

The affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the subject matter at the Annual Meeting is required to approve this proposal. This means that the votes cast by the Stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. If a Stockholder votes to “ABSTAIN,” it has the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the outcome of this proposal.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of each class or series of voting stock then entitled to vote at the Annual Meeting constitutes a quorum at the Annual Meeting. Votes of Stockholders of record who are present at the Annual Meeting or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Do I Have Dissenters’ Rights of Appraisal?

The Company’s Stockholders do not have appraisal rights under Delaware law or under the Company’s governing documents with respect to the matters to be voted upon at the Annual Meeting.

Householding of Annual Disclosure Documents

The Securities and Exchange Commission (the “SEC”) previously adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or brokers holding our Shares on your behalf to send a single set of our annual report and proxy statement to any household at which two or more of our Stockholders reside, if either we or the brokers believe that the Stockholders are members of the same family. This practice, referred to as “householding,” benefits both Stockholders and us. It reduces the volume of duplicate information received by you and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once Stockholders receive notice from their brokers or from us that communications to their addresses will be “householded,” the practice will continue until Stockholders are otherwise notified or until they revoke their consent to the practice. Each Stockholder will continue to receive a separate proxy card or voting instruction card.

Those Stockholders who either (i) do not wish to participate in “householding” and would like to receive their own sets of our annual disclosure documents in future years or (ii) who share an address with another one of our Stockholders and who would like to receive only a single set of our annual disclosure documents should follow the instructions described below:

●

Stockholders whose Shares are registered in their own name should contact our transfer agent, American Stock Transfer & Trust Company, LLC, and inform them of their request by calling them at (800) 937-5449 or writing them at 6201 15th Avenue, Brooklyn, New York, 11219.

●

Stockholders whose Shares are held by a broker or other nominee should contact such broker or other nominee directly and inform them of their request. Stockholders should be sure to include their name, the name of their brokerage firm and their account number.

Who is Paying for this Proxy Solicitation?

The Company is paying the cost of preparing, printing and mailing these proxy materials. In addition to mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. We will not pay our directors, officers and employees any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We do not intend, but reserve the right, to use the services of a third party solicitation firm to assist us in soliciting proxies.

Who will Count the Votes?

A representative from Broadridge will act as the inspector of election and count the votes.

When are Stockholder Proposals due for Next Year’s Annual Meeting?

At our annual meeting each year, our Board submits to Stockholders its nominees for election as directors. In addition, the Board may submit other matters to the Stockholders for action at the annual meeting.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Stockholders may present proper proposals for inclusion in the Company’s proxy statement for consideration at the 2024 annual meeting of Stockholders by submitting their proposals to the Company in a timely manner. These proposals must meet the Stockholder eligibility and other requirements of the SEC. To be considered for inclusion in next year’s proxy materials, you must submit your proposal in writing no later than April 1, 2025 to the Company at Interactive Strength Inc., 1005 Congress Avenue, Suite 925, Austin, TX 78701; provided, however, if the date of the Annual Meeting is convened more than 30 days before, or delayed by more than 30 days after the first anniversary of this Annual Meeting, a Stockholder proposal must be submitted in writing to the Company not less than 10 calendar days after the date the Company shall have mailed notice to its shareholders of the date that the annual meeting of shareholders will be held or shall have issued a press release or otherwise publicly disseminated notice that an annual meeting of shareholders will be held and the date of the meeting.

What Interest Do Officers and Directors Have in Matters to Be Acted Upon?

None of the members of the Board and none of the executive officers of the Company have any interest in any proposal that is not shared by all other Stockholders of the Company except for Proposal No. 1 regarding the nomination of members to the Board and Proposal No. 8 regarding the advisory vote on executive compensation.

Where Can I Find the Voting Results of the Annual Meeting?

We will announce preliminary voting results at the annual meeting. We will also disclose voting results in a current report on Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials that the Company files with the SEC, which you can access over the Internet at http://www.sec.gov. The Company’s website address is www.interactivestrength.com. Information contained on, or that can be accessed through, the Company’s website is not a part of this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock by (i) each person who, to our knowledge, owns more than 5% of our Common Stock (ii) our current directors and the named executive officers identified under the heading “Executive Compensation” and (iii) all of our current directors and executive officers as a group. We have determined beneficial ownership in accordance with applicable rules of the SEC, and the information reflected in the table below is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days after April 9, 2024 through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on the information furnished to us that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The information set forth in the table below is based on 19,626,378 shares of our Common Stock issued and outstanding on April 9, 2024. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of Common Stock subject to options, warrants, rights or other convertible securities held by that person that are currently exercisable or will be exercisable within 60 days after April 9, 2024. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the principal address of each of the Stockholders below is in care of Interactive Strength Inc., 1005 Congress Avenue, Suite 925, Austin, TX 78701.

	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)
Name of Beneficial Owner
5% Stockholders
block.one Investments (1)	3,376,779	17.2%
Bradley J. Wickens	1,704,891	8.7%
Entities affiliated with Apeiron(2)	1,548,792	7.9%
Alta-Gateway SICAV PLC Global Equities Impact Fund(3)	1,300,000	6.6%
Directors and Executive Officers
Trent Ward (4)	904,235	4.5%
Deepak M. Mulchandani (5)	233,369	1.2%
Aaron N. D. Weaver(6)	18,928	*
Kirsten Bartok Touw(7)	18,928	*
Michael J. Madigan (8)	44,591	0.2%
All executive officers and directors as a group (5 individuals)(9)	1,232,223	6.1%

*	Less than 1%.

(1)

Based solely on information contained in the Schedule 13D filed by block.one on May 12, 2023. The principal business address for block.one Investments 1 is c/o Maples Corporate Services Limited, PO Box 309 Ugland House, Grand Cayman KY1-1104, Cayman Islands. block.one Investments 1 is managed by a board of directors. There is no individual which may be deemed to have shared voting and dispositive power over the shares held by block.one Investments 1.

(2)

Consists of 849,875 shares of common stock held of record by Apeiron Investment Group Ltd. (“Apeiron Ltd.”) and 698,917 shares of common stock held of record by Apeiron Presight Capital Fund II, L.P. (“Apeiron Presight”). Apeiron Ltd. is a limited liability company managed by a board of directors. Julien Hoefer and Jefim Gewiet are the directors of Apeiron Ltd. There is no individual which may be deemed to have shared voting and dispositive power over the shares held by Apeiron Ltd. Apeiron Presight is managed by its general partners. Apeiron Ltd. and Fabian Hansen are the general partners of Apeiron Presight and may be deemed to have joint voting and investment power over shares held by Apeiron Presight. The principal business address for Apeiron

Ltd. is 66 & 67, Beatrice, Amery Street, Sliema, SLM 1707, Malta. The principal business address for Apeiron Presight is 340 S. Lemon Ave. #3391, Walnut, California 91789.

(3)

Based solely on information reflected on the transfer agent records. The principal business address for Alta-Gateway SICAV PLC Global Equities Impact Fund is Cornerstone Complex, Suite A, Level 1, 16th September Square, Mosta, MT-32 MST 1180, Malta. Alta-Gateway PLC Global Equities Impact Fund is managed by a board of directors. There is no individual which may be deemed to have shared voting and dispositive power over the shares held by Alta-Gateway SICAV PLC Global Equities Impact Fund.

(4)

Consists of (i) 630,931 shares of common stock held by Mr. Ward individually; (ii) 256,555 shares of common stock subject to stock options exercisable within 60 days of April 9, 2024; and (iii) 16,749 shares of common stock held of record by Trent Ward Investments LLC, for which Mr. Ward serves as manager and is deemed to hold voting and dispositive power.

(5)	Consists of 3,370 shares of common stock and 229,999 shares of common stock subject to stock options exercisable within 60 days of April 9, 2024.

(6)	Consists of 18,928 shares of common stock subject to stock options exercisable within 60 days of April 9, 2024.

(7)	Consists of 12,172 shares of common stock and 18,928 shares of common stock subject to stock options exercisable within 60 days of April 9, 2024.

(8)	Consists of 44,591 shares of common stock subject to stock options exercisable within 60 days of April 9, 2024.

(9)	Includes 569,001 shares of common stock subject to stock options exercisable within 60 days of April 9, 2024.

PROPOSAL ONE:

ELECTION OF DIRECTORS

At this Annual Meeting, two (2) people, Deepak M. Mulchandani and David Leis, our Class I directors, are to be elected.

The nominees have consented to serve if elected. We expect that the nominees will be available for election, but if they are not candidates at the time the election occurs, such proxy will be voted for the election of another nominee to be designated by the Board to fill any such vacancy.

The term of office of the people elected as directors will continue until the 2027 annual meeting or until their successor has been elected and qualified, or until the director’s death, resignation or removal.

Biographical and certain other information concerning the Company’s nominees for election to the Board is set forth below. Our directors are not directors in any other reporting companies. We are not aware of any proceedings to which our directors, or any associate of our directors are a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Name	Age	Executive Position
Trent A. Ward	43	Chief Executive Officer and Chairman of the Board
Deepak M. Mulchandani	52	Chief Technology Officer and Director
Aaron N. D. Weaver	43	Director
Kirsten Bartok Touw	50	Director
David Leis	48	Director

Board Diversity Matrix (As of April 30, 2024)
Total Number of Directors: 4
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4	-	-
Part II: Demographic Background
African American or Black			-	-
Alaskan Native or Native American			-	-
Asian		1	-	-
Hispanic or Latinx			-	-
Native Hawaiian or Pacific Islander			-	-
White	1	3	-	-
Two or More Races or Ethnicities			-	-
LGBTQ+			-	-
Did Not Disclose Demographic Background			-	-

Trent A. Ward is our co-founder and has served as our Chief Executive Officer and as a member of our board of directors since our inception in May 2017. Prior to founding Interactive Strength Inc., Mr. Ward served as an associate, analyst, and portfolio manager at Citadel LLC, a financial services company, from July 2006 to February 2014. From February 2014 to May 2017, Mr. Ward left Citadel LLC to begin investing in start-ups and pursuing various entrepreneurial endeavors, including starting the research and development for the precursor entity to us in October 2015. Mr. Ward holds a Bachelor of Science degree in Economics and a Bachelor of Applied Science degree in Engineering from the University of Pennsylvania. We believe Mr. Ward’s position as one of our founders and as our Chief Executive Officer, and his industry and financial expertise, qualify him to serve on our board of directors.

Deepak M. Mulchandani has served as our Chief Technology Officer and as a member of our board of directors since December 2021. Prior to joining Interactive Strength Inc., Mr. Mulchandani served as the Chief Product Officer and Executive Vice President of Engineering at Emerge Now Inc. (“Emerge”), a computer and electronic manufacturing company, from January 2020 to December 2021. Prior to joining Emerge, Mr. Mulchandani served as the Senior Vice President of Product Engineering at Peloton Interactive, Inc. (Nasdaq: PTON) from June 2017 to July 2019. Mr.

Mulchandani holds a Bachelor of Science degree in Computer Science from Purdue University. We believe Mr. Mulchandani’s extensive background in the technology and product engineering space and his experience in the smart home gym industry qualify him to serve on our board of directors.

Aaron N. D. Weaver has served as a member of our board of directors since March 2022. Mr. Weaver served as a Portfolio Manager at Apeiron from May 2020 to April 2023 with a focus on the life sciences and technology sectors. From May 2019 to May 2020, Mr. Weaver served as legal counsel and in a lead fundraising role at Atai Life Sciences, a pharmaceutical company. From October 2018 to March 2019, Mr. Weaver served as a legal contractor at Lloyds Banking Group, a financial services company. From August 2015 to July 2017, Mr. Weaver was an investment banker at Credit Suisse Group AG in London within the Capital Markets Solutions team, advising on capital structuring and issuances for a full spectrum of corporate issuers from pre-revenue companies to public listed companies. Mr. Weaver was a capital markets solicitor at Allen & Overy LLP (London) from 2007 to 2013. Mr. Weaver currently serves on the boards of Bionomics Limited (Nasdaq: BNOX) and Rejuveron Life Sciences AG. Mr. Weaver holds a Masters in Law from the Queensland University of Technology, a Bachelor of Law from University of Queensland and a Bachelor of Business Management from University of Queensland. Mr. Weaver is a Chartered Financial Analyst and was a registered solicitor in the United Kingdom.

Kirsten Bartok Touw has served as a member of our board of directors since April 2023. Ms. Bartok Touw has been the co-founder of New Vista Capital and one of the firm’s Managing Partners since January 2021. Ms. Bartok Touw is the co-founder and managing partner of AirFinance, which has financed more than $1.2 billion across a variety of structured products to aerospace companies, their suppliers, and their customers globally since 2008. Ms. Bartok Touw is also an active early-stage investor in emerging technologies. Prior to AirFinance, from 2009 to 2012, Ms. Bartok Touw was Vice President, Structured Finance & Corporate Development at Hawker Beechcraft Corporation, where she helped lead the company’s expansion into Asia, joint ventures, mergers and acquisitions, and sales financing. Prior to Hawker, from 2005 to 2008, Ms. Bartok Touw co-founded XOJET, Inc., serving on its board of directors and as Chief Financial Officer. Before co-founding XOJET, Inc., Ms. Bartok Touw spent over 12 years in private equity and venture capital at Alpine Investors and JPMorgan Partners/Chase Capital Partners technology team. Ms. Bartok Touw began her career as an investment banker at Goldman Sachs. She received a bachelor’s degree from the University of Pennsylvania and a Masters in Business Administration from Stanford University’s Graduate School of Business. She also serves on the board of the French American Foundation and on the National Business Aviation Association’s Advisory Council.

David Leis has served as a member of our board of directors since April 26, 2024. Mr. Leis has been the co-founder of Pluperfect and one of the firm’s Managing Partners since April 2013. Prior to Pluperfect, from 2007 to 2013, Mr. Leis was a Senior Partner at Lippincott in New York where he co-led the firm’s experience innovation offering and served as the relationship and brand strategy lead for a number of Lippincott’s marquee clients. Prior to Lippincott, from 2003 to 2006, he was a Partner at Oliver Wyman, where he helped clients navigate strategic reinvention, customer alignment and positioning. Prior to Oliver Wyman, from 2000 to 2003, Mr. Leis was an Associate at Stone Point Capital, a $40 billion private equity fund where he invested in venture stage companies in the media and technology sectors. Mr. Leis began his career as a strategy consultant at Mercer Management Consulting. He received a bachelor’s degree from the Wharton School at the University of Pennsylvania.

Family Relationships

There are no family relationships among our directors and executive officers.

10b5-1 Trading Plans

None.

Involvement in Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses) or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

Vote Required

A plurality of the Shares present or represented by proxy and entitled to vote on the subject matter at the Annual Meeting is required to elect the nominees as directors.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

CORPORATE GOVERNANCE

Our Board of Directors

Director Independence

Our board of directors consists of five (5) members. Our board of directors determined that Ms. Bartok Touw and Mr. Leis qualify as an independent director under applicable SEC and Nasdaq rules. In addition, after the resignation of Mr. Weaver from Apeiron and based on a review of the applicable SEC and Nasdaq rules, our board of directors determined that Mr. Weaver qualifies as an independent director. Specifically, our board of directors undertook a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors determined that each of Ms. Bartok Touw, Mr. Weaver and Mr. Leis does not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that Ms. Bartok Touw, Mr. Weaver, and Mr. Leis are “independent” as that term is defined under applicable SEC and Nasdaq rules. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in “Certain Relationships and Related Party Transactions.” In making this determination with respect to Mr. Weaver, our board of directors also considered the nature of Apeiron’s investment in the Company, the prior advisory services rendered by Apeiron, the nature of Mr. Weaver’s employment position with Apeiron as a portfolio manager and not a director, partner, or executive or senior officer, his direct and indirect ownership of less than 10% in Apeiron, and his resignation from Apeiron.

Board Structure

Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2025, 2026, and 2027, respectively. At each annual meeting of stockholders, directors will be appointed to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of our board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of our board of directors. Our current directors are divided among the three classes as follows:

•	the Class I directors are Messrs. Mulchandani and Leis, and, if elected at this Annual Meeting, their term will expire at the annual meeting of stockholders to be held in 2027;

•	the Class II director is Mr. Weaver, and his term will expire at the annual meeting of stockholders to be held in 2025; and

•	the Class III directors are Mr. Ward and Ms. Bartok Touw, and their terms will expire at the annual meeting of stockholders to be held in 2026.

Lead Independent Director

Our board of directors adopted corporate governance guidelines that provide that the board of directors shall appoint an independent director to serve as our lead independent director for so long as we have a non-independent Chairperson. Our board of directors appointed Ms. Bartok Touw to serve as our lead independent director. As lead independent director, Ms. Bartok Touw has primary responsibilities to preside over all meetings at which the Chairperson is not present and serve as a liaison between the Chairperson and the independent directors.

Director Compensation

Directors who are also full-time officers or employees of our company receive no additional compensation for serving as directors. All non-employee directors receive compensation in accordance with our non-employee director compensation policy, described below.

The following table sets forth information with respect to compensation for services in all capacities to us and our subsidiaries earned by our directors, who are not full-time officers or employees, who served during the year ended December 31, 2023.

				Non-equity	Non qualified	All Other
	Fees Earned or Paid in Cash(1)	Stock Awards(2)		Incentive Plan	Deferred		Total
Name			Option Awards(2)	Compensation	Compensation Earnings	Compensation
	($)	($)	($)	($)	($)	($)	($)
Aaron N. D. Weaver(3)	—	—	450,412	—	—	—	450,412
Kirsten Bartok Touw(4)	—	—	450,412	—	—	—	450,412

(1) The amounts in this column reflect the amounts earned during the fiscal year, whether or not actually paid during such year.

(2) The amounts in this column reflect the aggregate grant date fair value of options awards granted to our directors during the transition period or fiscal year, as applicable, calculated in accordance with FASB ASC Topic 718. Stock Compensation. The valuation assumptions used in determining such amounts are described in the footnotes to our audited consolidated financial statements included in our Form 10-K for year ended December 31, 2023. The amounts reported in this column reflect our accounting expense for these awards and do not correspond to the actual economic value that may be received by our named executive officers from their option awards.

(3) Mr. Weaver was appointed as a member of the Board in March 2022 and up until the IPO in May 2023, this was a non-renumerated position.

(4) Ms. Bartok Touw was appointed as a member of the Board in April 2023.

Non-Employee Director Compensation Policy

We have not historically paid cash retainers or other compensation with respect to service on our board of directors. We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of our board of directors.

We adopted a non-employee director compensation policy. This policy provides for the annual grant of stock options under the Interactive Strength Inc. 2023 Stock Incentive Plan (the “2023 Plan”) following the conclusion of each regular annual meeting of our stockholders, commencing with the 2024 annual meeting, to each non-employee director who will continue serving as a member of our board of directors. The annual option award will be with respect to a number of shares of common stock with an aggregate fair market value as determined under the 2023 Plan equal to $120,000 calculated on the date of grant. This number of shares underlying each such award will be equal to $120,000 divided by the estimated Black-Scholes value of such stock options as of the date of grant, rounded down to the nearest whole share. Each annual option award will be granted with an exercise price per share equal to the fair market value on the date of grant and will become fully vested, subject to continued service as a director, on the earliest of the

12-month anniversary of the date of grant, the next annual meeting of stockholders following the date of grant, or the consummation of a change in control (as defined in the 2023 Plan).

If a non-employee director is elected to our board of directors after the 2024 annual meeting and other than at an annual meeting of our stockholders, such non-employee director will receive an award of stock options upon election to our board of directors that is consistent with the foregoing, provided that such grant will be prorated based on the number of calendar days remaining before (i) the next annual meeting of stockholders, if scheduled, or (ii) the date of the first anniversary of the last annual meeting of stockholders, if the next annual meeting is not yet scheduled.

Each non-employee director who first joins the board of directors as a non-employee member after the completion of our initial public offering will receive a stock option award under the 2023 Plan with an aggregate fair value determined under the 2023 Plan with a grant date fair value as determined under the 2023 Plan equal to $240,000 calculated on the date of grant. The number of shares underlying each such award will be equal to $240,000 divided by the estimated Black-Scholes value of such stock options as of the date of grant, rounded down to the nearest whole share. This option award will be granted with an exercise price per share equal to the fair market value on the date of grant and will vest, subject to continued service as a director, in equal annual installments over three years or, if earlier, the consummation of a change in control (as defined in the 2023 Plan).

The aggregate value of all compensation granted or paid, as applicable, to any non-employee director for service as a non-employee director during any 12-month period, including awards granted and cash fees we pay to such non-employee director, will not exceed $500,000 in total value, and with respect to the 12-month period in which a non-employee director is first appointed or elected to the board of directors, will not exceed $750,000 in total value, in each case calculating the value of any awards based on the grant date fair value of such awards as determined for financial reporting purposes.

Non-Employee Director Share Ownership Policy

Our board of directors adopted a share ownership policy for its non-employee directors to further align the personal interests of such directors with the interests of our stockholders. Under such policy, each non-employee director is expected to acquire, and continue to hold during the term of his or her service on our board of directors, ownership of shares of our common stock having a specified minimum value as determined by our board of directors. Such policy requires non-employee directors to hold a specified minimum percentage of the shares acquired through any of our equity incentive plans (net of the number applied to pay applicable taxes) until the share ownership policy is satisfied.

Board Committees

Our board of directors established an audit committee, a compensation committee, and a nominating and corporate governance committee. Our board of directors adopted a charter for each of these committees, which complies with the applicable requirements of current Nasdaq rules. We intend to comply with future requirements to the extent they are applicable to us. Copies of the charters for each committee are available on the investor relations page of our website (www.interactivestrength.com). The inclusion of our website address in this prospectus is an inactive textual reference only.

Audit Committee

Our audit committee consists of Ms. Bartok Touw, Mr. Weaver, and Mr. Leis. Ms. Bartok Touw is the chairperson of our audit committee. The composition of our audit committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, our board of directors examined each audit committee member’s scope of experience and the nature of their prior and/or current employment. In addition, our board of directors determined that each member of the audit committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements and determining its compensation;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	discussing our major financial risk exposures and the steps we have taken to monitor and control such exposures, including our policies with respect to risk assessment and risk management;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee consists of Ms. Bartok Touw and Mr. Weaver. Ms. Bartok Touw is the chairperson of our compensation committee. Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Our compensation committee is directly responsible for, among other things:

•	determining and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material agreements;

•	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•	reviewing and approving the compensation of our non-employee directors;

•	administering our equity incentive plans;

•	overseeing the development and implementation of the Company’s human capital management strategies and policies;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Bartok Touw and Mr. Weaver. Ms. Bartok Touw is the chairperson of our nominating and corporate governance committee. Ms. Bartok Touw and Mr. Weaver meet the requirements for independence under the current Nasdaq listing standards. Our nominating and corporate governance committee is directly responsible for, among other things:

•	identifying and recommending candidates for membership on our board of directors;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing and making recommendations to our board of directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	evaluating the independence of directors and director nominees against the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations;

•	overseeing the process of evaluating the performance of our board of directors; and

•	assisting our board of directors on corporate governance matters.

Code of Ethics

Our board of directors adopted a code of ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer and other executive and senior financial officers. The full text of our codes of business conduct and ethics is posted on the investor relations page of our website (www.interactivestrength.com). The inclusion of our website address in this prospectus is an inactive textual reference only. We intend to disclose future amendments to our codes of business conduct and ethics, or any waivers of such code, on our website or in public filings. Information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus and does not form a part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Indemnification and Insurance

Our amended and restated certification of incorporation and our amended and restated bylaws provide that we shall indemnify our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than such liability (if any) that he or she may incur by reason of his or her own actual fraud or willful default, in connection with the execution or discharge of his or her duties, powers, authorities or discretions as a director or officer of the Company.

We have also entered into indemnification agreements with our directors, executive officers, and certain other employees under which we have agreed to indemnify each such person and hold them harmless against expenses, judgments, penalties, fines, and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which they have been made a party or in which they became involved by reason of the fact that they are, or were, our director, officer, or employee. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions. The indemnification agreements are governed under Delaware law.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

EXECUTIVE OFFICERS

The following are biographical summaries of our executive officers and their ages, except for Mr. Ward, whose biography is set forth above:

Name	Age	Position
Trent A. Ward	43	Chief Executive Officer and Chairman of the Board
Michael J. Madigan	46	Chief Financial Officer

Trent A. Ward, Chairman, Chief Executive Officer, and Director – Biographical information regarding Mr. Ward is provided above under Board Nominees.

Michael J. Madigan has served as our Chief Financial Officer since February 2023, and previously served as our Senior Director of Finance from September 2022 to February 2023. Prior to joining Interactive Strength Inc., Mr. Madigan served in various roles at XPO Last Mile, Inc. (“XPO Last Mile”), a third party logistics company, including (i) Senior Director of Financial Planning and Analysis from October 2019 to September 2022, (ii) Senior Vice President of Finance from November 2016 to October 2019, and (iii) Vice President of Finance from 2013 to 2016. Prior to joining XPO Last Mile, Mr. Madigan served as Vice President of Finance at 3PD, Inc. and held various roles at PricewaterhouseCoopers. Mr. Madigan holds a Bachelor of Science degree in Accounting from Le Moyne College.

EXECUTIVE COMPENSATION

Named Executive Officers

Our named executive officer for the years ended December 31, 2021 and December 31, 2022 was Trent A. Ward, our Chief Executive Officer, who was our sole executive officer in 2021 and 2022, and our named executive officers for the year ended December 31, 2023 were Trent A. Ward, our Chief Executive Officer, and Michael J. Madigan, our Chief Financial Officer.

The following table presents the compensation awarded to, earned by or paid to our named executive officers for the years ended December 31, 2023 and December 31, 2022.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Option Awards(2) ($)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Trent A. Ward	2023	295,000	-	19,755,877	-	-	20,050,877
Chief Executive Officer	2022	229,920	-	4,320,000	-	-	4,549,920
Michael J. Madigan	2023	235,675	-	621,813	-	-	857,488
Chief Financial Officer

(1)

The amount in this column for 2022 includes $187,375.00 plus £35,166.68, which was converted to $42,544.65 using the exchange rate on December 31, 2022 of 1.2098. A portion of Mr. Ward’s salary in each of 2021 and 2022 was paid in British pounds as, prior to 2022, Mr. Ward was based part-time in the United States and part-time in the United Kingdom. Mr. Ward is currently based full-time in the United States.

(2)

The amounts in this column represent the aggregate grant-date fair value of awards granted to the named executive officer, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. See Note 16 to the notes to our audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions we made in determining the grant-date fair value of our equity awards. Each of the stock option awards granted to Mr. Ward in 2021 was cancelled on August 31, 2022. In connection with the cancellation of these awards, Mr. Ward received two new stock option grants. The first grant, which was fully vested upon grant, was an option to purchase 80,000 shares of our common stock. The second grant was also an option to purchase 80,000 shares of our common stock, 40,000 of which vested on December 1, 2022, 20,000 of which will vest of December 1, 2023, and the remainder of which will vest ratably over the 12-month period between December 1, 2023 and December 1, 2024. On January 24, 2023, our board of directors approved a common stock repricing whereby previously granted and unexercised options held by certain current employees, including Mr. Ward, with exercise prices above $0.51 per share were repriced on a one-for-one-basis to $0.51 per share. There was no modification to the other terms, including the vesting schedules, of the previously issued options. We will treat the repricing as a modification of the original awards and calculate additional compensation costs for the difference between the fair value of the modified award and the fair value of the original award on the modification date.

Narrative to Summary Compensation Table

We review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or equity incentives.

In evaluating the roles, responsibilities, authority, titles, and functions of our management team, our board of directors has determined that Trent A. Ward, our co-founder and Chief Executive Officer, was the sole executive officer of the Company in 2021 and 2022 and continued to serve as one of our executive officers in 2023. We based this determination on an analysis of several factors, including those articulated in the applicable rules and regulations of the SEC. Specifically, since our inception in 2017, Mr. Ward has held, and is expected to continue to hold for the foreseeable future, primary and ultimate responsibility, authority, and operational decision-making functions over the principal operations, business units, and functions of the Company, including all significant policymaking authority. In addition, we believe this determination is appropriate in light of the current size and scope of our business and operations and the relatively early growth stage of the Company, as reflected by the fact we did not commence commercial delivery of our first product until mid-2021 and only recently commenced shipment of our second product in August 2022. For 2023, Michael J. Madigan, our Chief Financial Officer and principal financial officer and principal accounting officer, was also deemed to be an executive officer. We intend to continue to evaluate the roles and responsibilities of our management team as our business and operations evolve, and to reassess the designation and composition of our executive officers as appropriate and in consideration of applicable rules and regulations.

Base Salaries

In 2022, base salary was set at a level that was commensurate with Mr. Ward’s duties and authorities, contributions, prior experience, and sustained performance.

In 2023, base salaries were set at a level that was commensurate with Mr. Ward’s and Mr. Madigan’s respective duties and authorities, contributions, prior experience, and sustained performance.

Executive Annual Incentive Plan

We have adopted the Executive Annual Incentive Plan (the “Annual Incentive Plan”). The Annual Incentive Plan is administered by the compensation committee. Only key employees designated by the compensation committee as participants are eligible to participate in the Annual Incentive Plan.

During the first quarter of each fiscal year, the compensation committee will establish an individual target award opportunity for employees who participate in the Annual Incentive Plan (including any threshold or maximum award opportunities), the performance goals, the target performance goals (including any threshold or maximum), and the percentage weighting of each performance goal and/or formulas which will be utilized to measure the performance of the participants during the fiscal year.

The amount available to allocate for payment of bonuses under the Annual Incentive Plan in respect of a given fiscal year of the Company (the “Bonus Pool”) will be determined by the compensation committee. During the first quarter of a fiscal year, the compensation committee will establish target funding levels (including any threshold or maximum) for the Bonus Pool. No later than 30 days after the end of each fiscal year, the compensation committee will determine the actual achievement of the performance goals and the overall percentage of achievement based on the achievement of the various performance goals and certify the final Bonus Pool for the year based on the pre-established funding levels and the level of achievement relative to the pre-established performance goals after taking into account any adjustment of the individual target award opportunity (including any threshold or maximum award opportunities), the performance metrics, formulas and the targeted achievement levels (including any threshold or maximum achievement levels) relating to such performance goals and the formulas used in determining the Bonus Pool as deemed necessary or appropriate by the compensation committee in recognition of unusual or nonrecurring events affecting us or our consolidated financial statements or changes in applicable laws, regulations or accounting principles.

Individual bonus payouts are determined by applying the participant’s individual target award opportunity by the overall percentage of achievement of the performance goals, provided that the calculated payment may not exceed the maximum award opportunity (to the extent applicable) and no bonus payment will be made if the amount calculated falls below any applicable threshold. Bonuses are not guaranteed and are awarded and payable at our compensation committee’s discretion. Bonuses will be payable in cash or shares of our common stock issued under the 2023 Plan, in either case less applicable deductions and tax withholdings. An employee must be employed on the date of payment to earn any bonus under the Annual Incentive Plan.

Either our board of directors or the compensation committee may amend, suspend or terminate the Annual Incentive Plan in writing at any time, for any and no reason.

To the extent permitted by applicable law, any bonus payments under the Annual Incentive Plan will be subject to any clawback or recoupment policies we have in place from time to time.

Equity Incentive Awards

Our equity incentive awards are designed to align our interests with those of our employees, including Mr. Ward and Mr. Madigan.

We have historically granted stock options to our employees, including Mr. Ward and Mr. Madigan, under the 2020 Plan.

Options are granted at a price not less than the fair market value on the date of grant and generally become exercisable within four years after the date of grant, subject to continued service with us. Options generally expire ten years from the date of grant. The 2020 Plan provides for the grant of incentive stock options, which qualify for favorable tax treatment to recipients under Section 422 of the Code and non-qualified stock options. Such awards may be granted to our employees, directors and consultants.

Following the completion of our initial public offering, equity awards were granted to our employees, including Mr. Ward and Mr. Madigan, under the Interactive Strength Inc. 2023 Stock Incentive Plan (as described below).

Health and Welfare Benefits and Perquisites

Mr. Ward and Mr. Madigan are eligible to participate in our employee benefit plans, including our medical, dental, vision, life and disability insurance plans, on the same basis as all of our other employees. Except for the provision of life insurance policies to certain executives, including Mr. Ward and Mr. Madigan, we do not maintain any executive-specific benefit or perquisite programs.

Retirement Benefits

We sponsor a tax-qualified Section 401(k) plan for our United States employees, including Mr. Ward and Mr. Madigan. Participants may make pre-tax and certain after-tax (Roth) salary deferral contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit under the Code. An employee’s interest in his or her salary deferral contributions is 100% vested when contributed.

We do not provide employees, including Mr. Ward and Mr. Madigan, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans or nonqualified defined contribution plans.

Offer Letter with Our Named Executive Officers

Below is a description of the material terms of our offer letter with Trent A. Ward, our Chief Executive Officer (principal executive officer) and Michael J. Madigan, our Chief Financial Officer (principal financial officer and principal accounting officer), our executives. The offer letters provide for at-will employment and set forth the individual’s base salary and eligibility for employee benefits.

Employment Letter Agreement with Trent A. Ward

On June 30, 2021, we entered into an employment letter agreement with Mr. Ward to memorialize the terms of his continued employment with us. On October 27, 2022, we entered into a new offer letter with Mr. Ward which replaced and superseded his initial offer letter. The new offer letter provides for an annual base salary of $240,000 for the remainder of the 2022 calendar year and, effective January 1, 2023, an annual base salary of $300,000. The new offer letter also provides that, beginning with the 2024 calendar year, Mr. Ward will have an annual bonus target of 75% of base salary. Lastly, the new offer letter provides that Mr. Ward is eligible to receive severance benefits under our Executive Severance Plan, as described in more detail under “- Potential Payments upon Termination or Change in Control.”

Pursuant to Mr. Ward’s June 30, 2021 employment letter agreement, he received three separate stock option grants to purchase 5,333, 9,333, and 9,666 shares of our common stock, respectively, subject to vesting requirements as described in more detail under “- Outstanding Equity Awards at 2022 Year End.” Each of these three stock option grants was cancelled on August 31, 2022.

Proprietary Information and Inventions Assignment Agreement and Agreement to Arbitrate

Mr. Ward, who is based in Texas, has executed our standard Proprietary Information and Inventions Assignment Agreement for employees based in Texas, which contains customary restrictions on the disclosure of confidential information and provisions regarding the assignment of intellectual property. Mr. Ward also executed our standard Agreement to Arbitrate for employees based in California, which provides that all employment-related disputes will be subject to arbitration.

Mr. Ward is not subject to restrictions on competition under his respective agreements.

Employment Letter Agreement with Michael J. Madigan

On September 27, 2022, we entered into an employment letter agreement with Mr. Madigan to memorialize the terms of his continued employment with us. The employment letter agreement provides for a starting annual base salary of $227,000, and that Mr. Madigan would be eligible to receive a retention bonus of $25,000, to be payable on or around the anniversary of his start date. Lastly, pursuant to the employment letter agreement, Mr. Madigan received a stock option grant to purchase 220,000 shares of our common stock, subject to vesting requirements as described in more detail under “- Outstanding Equity Awards at 2023 Year End.” Effective June 16, 2023, the retention bonus was cancelled, and Mr. Madigan’s annual base salary increased to $250,000.

Proprietary Information and Inventions Assignment Agreement and Agreement to Arbitrate

Mr. Madigan, who is based in New York, has executed our standard Confidentiality, Invention Assignment, and Arbitration Agreement for employees based in New York, which contains customary restrictions on the disclosure of confidential information, provisions regarding the assignment of intellectual property, and provisions providing that all employment-related disputes will be subject to arbitration.

Mr. Madigan is not subject to restrictions on competition under his employment letter agreement.

Outstanding Equity Awards at 2022 Year End

The following table presents information regarding outstanding equity awards held by Mr. Ward, our sole named executive officer, as of December 31, 2022. All of the option awards were granted under the 2020 Plan. The terms of the 2020 Plan are described below under “Equity Incentive Plans.” All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant.

Name	Grant Date		Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Trent A. Ward	8/31/2022	(1)	8/31/2022	80,000	-	1.50	8/30/2032
Chief Executive Officer	8/31/2022	(2)	12/1/2022	80,000	-	1.50	8/30/2032

(1)	This option was fully vested upon the grant date.

(2)

This option is subject to vesting over a 24-month period, with 50% vesting on December 1, 2022, 25% vesting on December 1, 2023, and the remaining 25% vesting in twelve (12) equal monthly installments thereafter. This option is subject to an early exercise provision and was immediately exercisable upon its grant date. On January 24, 2023, our board of directors approved a common stock repricing whereby previously granted and unexercised options held by certain current employees, including Mr. Ward, with exercise prices above $0.51 per share were repriced on a one-for-one-basis to $0.51 per share. There was no modification to the other terms, including the vesting schedules, of the previously issued options. We treat the repricing as a modification of the original awards and calculate additional compensation costs for the difference between the fair value of the modified award and the fair value of the original award on the modification date.

Outstanding Equity Awards at 2023 Year End

The following table presents information regarding outstanding equity awards held by Mr. Ward and Mr. Madigan, our named executive officers, as of December 31, 2023. All of the option awards were granted under the 2020 Plan and the 2023 Plan. The terms of the 2020 Plan and 2023 Plan are described below under “Equity Incentive Plans.” All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant.

Name	Grant Date		Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Trent A. Ward Chief Executive Officer	8/31/2022 1/31/2023 6/7/2023 12/20/2023	(1) (2) (3) (4)	12/1/2022 1/31/2023 6/7/2023 12/20/2023	20,000 136,000 - 2,500	20,000 330,000 500,000 27,200	0.51 0.51 4.86 0.92	8/30/2032 1/30/2033 6/6/2033 12/19/2033
Michael J. Madigan Chief Financial Officer	10/27/2022 1/31/2023 6/7/2023 12/20/2023	(5) (6) (3) (4)	9/29/2022 2/28/2023 6/7/2023 12/20/2023	1,466 10,000 - 5,000	- 15,000 32,500 55,000	1.50 0.51 4.86 0.92	10/26/2032 1/30/2033 6/6/2033 12/19/2033

(1)

This option is subject to vesting over a 24-month period, with 50% vesting on December 1, 2022, 25% vesting on December 1, 2023, and the remaining 25% vesting in twelve (12) equal monthly installments thereafter. This option is subject to an early exercise provision and was immediately exercisable upon its grant date. On January 24, 2023, our board of directors approved a common stock repricing whereby previously granted and unexercised options held by certain current employees, including Mr. Ward, with exercise prices above $0.51 per share were repriced on a one-for-one-basis to $0.51 per share. There was no modification to the other terms, including the vesting schedules, of the previously issued options. We treat the repricing as a modification of the original awards and calculate additional compensation costs for the difference between the fair value of the modified award and the fair value of the original award on the modification date.

(2)

This option is subject to vesting over a 3-year period starting , with 33.33% vesting in year 1 in twelve (12) equal monthly installments, 33.33% vesting in year 2 in twelve (12) equal monthly installments, and 33.34% vesting in three (3) equal monthly installments ending on March 31, 2025.

(3)

This option vesting is contingent on the Company’s share price meeting certain targets. One-third of the shares subject to the option shall vest if and when the per share price is at least $12 per share calculated based on the 30-day VWAP; one-third of the shares subject to the option shall vest if and when the per share price is at least $16 per share calculated based on the 30-day VWAP; and one-third of the shares subject to the option shall vest if and when the per share price is at least $20 per share calculated based on the 30-day VWAP.

(4)	This option is subject to vesting over a 12-month period.

(5)	This option vesting was accelerated and is fully vested as of January 1, 2023. This option is subject to an early exercise provision and was immediately exercisable upon its grant date.

(6)

This option is subject to vesting over a 26-month period, with 15% vesting on February 28, 2023, 2.5% vesting in twenty-four (24) equal monthly installments, and the remaining 25% vesting on March 31, 2025.

Potential Payments upon Termination or Change in Control

Executive Severance Plan

In October 2022, we adopted an Executive Severance Plan (the “Executive Severance Plan”) applicable to our Chief Executive Officer and certain other key employees that became effective upon the completion of our initial public offering. Under the Executive Severance Plan, if a participant’s employment is terminated (i) by the participant with “good reason” (as defined in the Executive Severance Plan), (ii) by us without “cause” (as defined in the Executive Severance Plan) or (iii) due to the named executive officer’s death or the named executive officer becoming “disabled” (as defined in the Executive Severance Plan”), and provided the named executive officer (or his or her estate or representative, as applicable) signs and does not revoke our standard release of claims and complies with all applicable restrictive covenants and contractual obligations, the participant will be entitled to receive:

•

salary continuation payments for 18 months (for our Chief Executive Officer) or 12 months (for participants other than our Chief Executive Officer) (such period, the “Severance Period”) following the participant’s termination of employment; and

•

subsidized continued health insurance coverage under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), for the participant and his or her eligible dependents during the Severance Period.

If any participant’s employment is terminated (i)(A) by the participant with good reason, (B) by us without cause or (C) due to the participant’s death or the participant becoming disabled, and (ii) such termination occurs within 12 months after a “change in control” (as defined in the Executive Severance Plan), and provided the participant (or his or her estate or representative, as applicable) signs and does not revoke our standard release of claims and complies with all applicable restrictive covenants and contractual obligations, the participant will be entitled to receive:

•

continued payments of an amount equal to the sum of (A) the participant’s then current base salary plus (B) the participant’s then current target annual bonus, in equal installments during the Severance Period;

•	full vesting acceleration with respect to all outstanding equity compensation awards, with post-termination exercisability as specified in the applicable equity award agreement; and

•	subsidized continued health insurance coverage under COBRA for the participant and his or her eligible dependents during the Severance Period.

In addition, in the event any of the payments or benefits provided for under the Executive Severance Plan or otherwise payable to a participant would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the participant would be entitled to receive either full payment of such payments and benefits or such lesser amount which would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the participant.

The Executive Severance Plan supersedes all prior or contemporaneous agreements or understandings, written or oral, relating to the participants’ entitlement to receive severance pay or benefits from the Company (including, without limitation, the participants’ offer letters). Accordingly, none of the participants is eligible to receive severance payments or benefits under any other plan or agreement with us.

Current and Potential Equity Grants

We granted options to purchase shares of our common stock under the 2023 Plan to certain of our executive officers and other employees and to non-employee directors. Such option grants were approved and granted immediately prior to the completion of our initial public offering. The grant of options was, and any future grant of RSUs that may be made to directors and executive officers would be, subject to approval by the compensation committee or, in the case of director equity grants, issued pursuant to our non-employee director compensation policy approved by the compensation committee and our board of directors. However, we have not made any final determinations as to any future RSU awards or the timing thereof, and there can be no assurance that we will grant any RSU awards in the future, if at all, or as to the number of shares which may be subject to any such future equity awards.

Equity Incentive Plans

2020 Equity Incentive Plan

The following is a description of the material terms of our 2020 Equity Incentive Plan (the “2020 Plan”). The summary below does not contain a complete description of all provisions of the 2020 Plan and is qualified in its entirety by reference to the 2020 Plan, a copy of which is included as an exhibit to the registration statement of which this prospectus forms a part.

General. The 2020 Plan was adopted by our board of directors on December 15, 2020 and subsequently approved by our stockholders.

As of December 31, 2022, options to purchase a total of 446,841 shares of our common stock were outstanding under the 2020 Plan. The weighted-average exercise price of the options outstanding under the 2020 Plan is $2.30 per share.

Following the completion of our initial public offering, no additional awards and no additional shares of our common stock will remain available for future issuance under the 2020 Plan. However, the 2020 Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder. Shares originally reserved for issuance under the 2020 Plan, but which are not subject to outstanding options on the effective date of the 2023 Plan (as defined below), and shares subject to outstanding options under the 2020 Plan on the effective date of the 2023 Plan that are subsequently forfeited or terminated for any reason before being exercised or becoming vested, not issued because an option is settled in cash, or withheld or reacquired to satisfy the applicable exercise, or a tax withholding obligation will again become available for issuance under our 2023 Plan.

The 2020 Plan provides for the grant of incentive stock options, or ISOs, to employees and the grant of nonstatutory stock options, NSOs, to employees, non-employee directors, advisors, and consultants. The 2020 Plan also provides for the grant of restricted stock awards, restricted stock unit awards, and stock appreciation rights to employees, non-employee directors, advisors and consultants. While we have granted ISOs and NSOs, we have not granted any restricted stock awards, restricted stock unit awards, or stock appreciation rights.

Administration. The 2020 Plan has been administered by our board of directors, and may be amended, suspended, or terminated by our board of directors. To the extent required by applicable law or deemed necessary or advisable by our board of directors, any amendment to the 2020 Plan is subject to stockholder approval.

Authorized Shares. We previously reserved 2,477,588 shares of our common stock for issuance under the 2020 Plan. In the event of a stock split, reverse stock split, stock dividend, recapitalization, subdivision, combination, reclassification of the shares, or other change in our capital structure affecting shares without consideration, the administrator of the 2020 Plan will proportionately adjust (i) the number and class of shares (or other securities) that thereafter may be made the subject of awards, (ii) the number, and class of shares (or other securities or property) subject to any outstanding awards, and/or (iii) the purchase or exercise price of any outstanding awards, in each case to the extent necessary to prevent diminution or enlargement of the level of incentives intended by the 2020 Plan and the then-outstanding awards.

Stock Options. The administrator of the 2020 Plan determines the exercise price for each stock option, provided that the exercise price of an option must equal at least 100% of the fair market value of our common stock subject to the option on the date of grant and the term of an option may not exceed ten years, provided further, that no ISO may be granted to any stockholder holding more than 10% of our voting shares unless the option exercise price is at least 110% of the fair market value of the common stock subject to the option on the date of grant, and the term of the ISO does not exceed five years from the date of grant. No option may be transferred by the option holder other than by will, or by the laws of descent or distribution and, in case of NSOs, to a trust or by gift to a “family member” as that term is defined in Rule 701 of the Securities Act. Each option may be exercised during the option holder’s lifetime solely by the option holder or his or her legal representative. Options granted under the 2020 Plan are early exercisable and generally vest over a 48-month period, with 25% vesting on the first anniversary of the vesting commencement date and the remaining portion vesting in 36 equal monthly installments thereafter. Unless otherwise provided in an applicable award agreement, upon the termination of an option holder’s service as an employee, non-employee director, or consultant due to death or disability (or death within three months after a termination other than for cause) or for any reason other than for cause, such option holder may exercise his or her vested options no later than seven years after the date service terminates. If the option holder’s service is terminated for cause, the shares that are vested under the option will be exercisable only on the option holder’s termination date unless otherwise determined by the administrator. Notwithstanding the foregoing, no option may be exercised after the expiration of its term.

Corporate Transactions. The 2020 Plan provides that, in the event of a merger, consolidation, sale of more than 50% of our voting stock to a third party, or sale of all substantially all of our assets (each, a “Change in Control Event”), the outstanding options will be subject to the agreement evidencing the Change in Control Event which may provide for continuation, assumption, substitution, acceleration, settlement in cash, cash equivalents, or securities of the successor entity, or termination without any consideration of such outstanding options.

2023 Stock Incentive Plan

On January 24, 2023, our board of directors approved and adopted, subject to stockholder approval, the Interactive Strength Inc. 2023 Stock Incentive Plan (the “2023 Plan”), and our stockholders approved the 2023 Plan on January 26, 2023. The 2023 Plan became effective upon the completion of our initial public offering. Once the 2023 Plan became effective, no further grants were made under our 2020 Plan. This summary is not a complete description of all provisions of the 2023 Plan and is qualified in its entirety by reference to the 2023 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Stock Awards. The 2023 Plan provides for incentive stock options, or ISOs, non-qualified stock options, or NSOs, restricted share awards, stock unit awards, stock appreciation rights, other stock-based awards, performance-based stock awards, (collectively, “stock awards”) and cash-based awards (stock awards and cash-based awards are collectively referred to as “awards”). ISOs may be granted only to our employees, including officers, and the employees of our parent or subsidiaries. All other awards may be granted to our employees, officers, our non-employee directors, and consultants and the employees and consultants of our subsidiaries and affiliates.

Share Reserve. The aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2023 Plan will be 1,602,451 shares (as adjusted for stock splits, stock dividends, combinations, and the like), plus (x) any shares underlying outstanding awards under the 2020 Plan that are subsequently forfeited or terminated for any reason before being exercised or becoming vested, not issued because an award is settled in cash, or withheld or reacquired to satisfy the applicable exercise, or purchase price, or a tax withholding obligation, plus (y) the number of shares which, but for the termination of the 2020 Plan immediately prior to the completion of our initial public offering, were reserved under the 2020 Plan but not at such time issued or subject to outstanding awards under the 2020 Plan, plus (z) an annual increase on the first day of each calendar year, for a period of not more than ten years, beginning on January 1, 2024 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) 5% of our outstanding shares on the last day of the immediately preceding calendar year or (ii) such lesser amount

(including zero) that the compensation committee (as defined below) determines for purposes of the annual increase for that calendar year.

If restricted shares or shares issued upon the exercise of options are forfeited, then such shares will again become available for awards under the 2023 Plan. If stock units, options, or stock appreciation rights are forfeited or terminate for any reason before being exercised or settled, or an award is settled in cash without the delivery of shares to the holder, then the corresponding shares will again become available for awards under the 2023 Plan. Any shares withheld to satisfy the exercise price or tax withholding obligation pursuant to any award of options or stock appreciation rights will again become available for awards under the 2023 Plan. If stock units or stock appreciation rights are settled, then only the number of shares (if any) actually issued in settlement of such stock units or stock appreciation rights will reduce the number of shares available under the 2023 Plan, and the balance (including any shares withheld to cover taxes) will again become available for awards under the 2023 Plan.

Shares issued under the 2023 Plan are, and will be, authorized but unissued shares, treasury shares, or previously issued shares. As of December 31, 2023, we have granted awards and issued 1,721,800 shares of common stock, in each case under the 2023 Plan.

Incentive Stock Option Limit. The maximum number of shares that may be issued upon the exercise of ISOs under the 2023 Plan is equal to five (5) times the number of shares specified in subpart (w) of the 2023 Plan’s share reserve formula as described above under the heading “Share Reserve”, plus, to the extent allowable under Section 422 of the Code, any shares of common stock that become available for issuance under the 2023 Plan on account of (i) an award being forfeited before all underlying shares have been issued or settled, or (ii) a portion of the shares underlying an award being withheld to satisfy the exercise price or tax withholding of such award.

Grants to Outside Directors. The sum of (i) the grant date fair value for financial reporting purposes of any awards granted during any calendar year under the 2023 Plan to an outside director as compensation for services as an outside director and (ii) any cash fees paid by us to such outside director during such calendar year for service on our board of directors, may not exceed five hundred thousand dollars ($500,000), or, in the calendar year in which the outside director is first appointed or elect to our board of directors, seven hundred and fifty thousand dollars ($750,000).

Administration. The 2023 Plan is administered by the compensation committee appointed by our board of directors, or the compensation committee, or by the board of directors acting as the compensation committee. Subject to the limitations set forth in the 2023 Plan, the compensation committee has the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which an option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The compensation committee also has the authority to determine the consideration and methodology of payment for awards. To the extent permitted by applicable law, the board of directors or compensation committee may also authorize one or more of our officers to designate employees, other than officers under Section 16 of the Exchange Act, to receive awards and/or to determine the number of such awards to be received by such persons subject to a maximum total number of awards.

Repricing; Cancellation and Re-Grant of Stock Awards. The compensation committee has the authority to modify outstanding awards under the 2023 Plan. Subject to the terms of the 2023 Plan, the compensation committee has the authority to cancel any outstanding stock award in exchange for new stock awards, including awards having the same or a different exercise price cash, or other consideration, without stockholder approval but with the consent of any adversely affected participant.

Stock Options. A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under the 2023 Plan, ISOs and NSOs are granted pursuant to stock option agreements adopted by the compensation committee. The compensation committee determines the exercise price for a stock option, within the terms and conditions of the 2023 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2023 Plan vest at the rate specified by the compensation committee.

Stock options granted under the 2023 Plan generally must be exercised by the optionee before the earlier of the expiration of such option or the expiration of a specified period following the optionee’s termination of employment.

The compensation committee determines the term of the stock options up to a maximum of ten years. Each stock option agreement will also set forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient’s service with us, and the right to exercise the option of any executors or administrators of the award recipient’s estate or any person who has acquired such options directly from the award recipient by bequest or inheritance.

Payment of the exercise price may be made in cash or, if provided for in the stock option agreement evidencing the award, (1) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (2) future services or services rendered to the company or its affiliates prior to the award, (3) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (4) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to us in payment of the aggregate exercise price, (5) by a “net exercise” arrangement, (6) by delivering a full-recourse promissory note, or (7) by any other form that is consistent with applicable laws, regulations, and rules.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least one 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Share Awards. The terms of any awards of restricted shares under the 2023 Plan will be set forth in a restricted share agreement to be entered into between us and the recipient. The compensation committee will determine the terms and conditions of such restricted share agreements, which need not be identical. A restricted share award may be subject to vesting requirements or transfer restrictions or both. Restricted shares may be issued for such consideration as the compensation committee may determine, including cash, cash equivalents, full recourse promissory notes, past services and future services. Award recipients who are granted restricted shares generally have all of the rights of a stockholder with respect to those shares, provided that dividends and other distributions will not be paid in respect of unvested shares unless otherwise determined by the compensation committee and, in such case, only once such unvested shares vest.

Stock Unit Awards. Stock unit awards give recipients the right to acquire a specified number of shares of stock (or cash amount) at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the compensation committee and as set forth in a stock unit award agreement. A stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the compensation committee. Recipients of stock unit awards generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the compensation committee’s discretion and as set forth in the stock unit award agreement, stock units may provide for the right to dividend equivalents. Dividend equivalents may not be distributed prior to settlement of the stock unit to which the dividend equivalents pertain and the value of any dividend equivalents payable or distributable with respect to any unvested stock units that do not vest will be forfeited.

Stock Appreciation Rights. Stock appreciation rights generally provide for payments to the recipient based upon increases in the price of our common stock over the exercise price of the stock appreciation right. The compensation committee determines the exercise price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2023 Plan vests at the rate specified in the stock appreciation right agreement as determined by the compensation committee. The compensation committee determines the term of stock appreciation rights granted under the 2023 Plan, up to a maximum of ten years. Upon the exercise of a stock appreciation right, we will pay the participant an amount in stock, cash, or a combination of stock and cash as determined by the compensation committee, equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised.

Other Stock Awards. The compensation committee may grant other awards based in whole or in part by reference to our common stock. The compensation committee will set the number of shares under the stock award and all other terms and conditions of such awards.

Cash-Based Awards. A cash-based award is denominated in cash. The compensation committee may grant cash-based awards in such number and upon such terms as it will determine. Payment, if any, will be made in accordance with the terms of the award, and may be made in cash or in shares of common stock, as determined by the compensation committee.

Performance-Based Awards. The number of shares or other benefits granted, issued, retainable and/or vested under a stock or stock unit award may be made subject to the attainment of performance goals. The compensation committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

Changes to Capital Structure. In the event of a recapitalization, stock split, or similar capital transaction, the compensation committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2023 Plan, the number of shares that can be issued as incentive stock options, the number of shares subject to outstanding awards and the exercise price under each outstanding option or stock appreciation right.

Transactions. If we are involved in a merger or other reorganization, outstanding awards will be subject to the agreement or merger or reorganization. Subject to compliance with applicable tax laws, such agreement may provide, without limitation, for (1) the continuation of the outstanding awards by us, if we are a surviving corporation, (2) the assumption or substitution of the outstanding awards by the surviving corporation or its parent or subsidiary, (3) the immediate vesting, exercisability, and settlement of the outstanding awards followed by their cancellation, (4) cancellation of the award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the compensation committee, in its sole discretion, may consider appropriate, or (5) the settlement of the intrinsic value of the outstanding awards (whether or not vested or exercisable) in cash, cash equivalents, or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award or the underlying shares) followed by cancellation of such awards, provided that any such amount may be delayed to the same extent that payment of consideration to the holders of shares in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks or other contingencies.

Change of Control. The compensation committee may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to acceleration of vesting and exercisability in the event of a change of control.

Transferability. Unless the compensation committee provides otherwise, no award granted under the 2023 Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), except by will, the laws of descent and distribution, or pursuant to a domestic relations order, provided that all ISOs may only be transferred or assigned only to the extent consistent with Section 422 of the Code.

Amendment and Termination. Our board of directors has the authority to amend, suspend, or terminate the 2023 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent.

No ISOs may be granted more than ten years after years after the later of (i) the approval of the 2023 Plan by the board of directors (or if earlier, the stockholders) and (ii) the approval by the board of directors (or if earlier, the stockholders) of any amendment to the 2023 Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

Recoupment. To the extent permitted by applicable law, the compensation committee will have the authority to require that, in the event that we are required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, such executive officer will reimburse or forfeit to us the amount of any bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during a fixed period, as determined by the compensation committee, preceding the year the restatement is determined to be required.

That executive officer will forfeit or reimburse to us any bonus or incentive compensation to the extent that such bonus or incentive compensation exceeds what the officer would have received in that period based on an applicable restated performance measure or target. We will recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act.

2023 Employee Stock Purchase Plan

On January 24, 2023, our board of directors approved and adopted, subject to stockholder approval, the Interactive Strength Inc. 2023 Employee Stock Purchase Plan (the “ESPP”), and our stockholders approved the ESPP on January 26, 2023. The ESPP became effective upon the completion of our initial public offering. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, which is filed as an exhibit to the registration statement of which this prospectus is a part.

General. The ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423, except as explained below under the heading “International Participation.” During regularly scheduled “offerings” under the ESPP, participants will be able to request payroll deductions and then expend the accumulated deduction to purchase a number of shares of our common stock at a discount and in an amount determined in accordance with the ESPP’s terms.

Shares Available for Issuance. The ESPP has 320,491 authorized but unissued shares of our common stock (as adjusted for stock splits, stock dividends, combinations, and the like) reserved for issuance upon becoming effective, plus an additional number of shares of our common stock to be reserved annually on the first day of each calendar year for a period of not more than ten years, beginning on January 1, 2024, in an amount equal to the least of (i) 1% of the outstanding shares of our common stock on such date, (ii) 33,333 shares (as adjusted for stock splits, stock dividends, combinations, and the like), or (iii) a lesser amount (including zero) that the compensation committee determines for purposes of the annual increase for that calendar year.

Administration. The ESPP is administered by the compensation committee, or by our board of directors acting as the compensation committee. The compensation committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.

Eligibility. Each full-time and part-time employee, including officers, employee directors, and employees of participating subsidiaries, who is employed by us on the day preceding the start of any offering period will be eligible to participate in the ESPP. The ESPP requires that an employee customarily work more than twenty (20) hours per week and more than five months per calendar year in order to be eligible to participate in the ESPP. The ESPP permits an eligible employee to purchase our common stock through payroll deductions, which may not be less than 1% nor more than 15% of the employee’s compensation, or such lower limit as may be determined by the compensation committee from time to time. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own stock (including stock such employee may purchase under this plan or other outstanding options) representing 5% or more of the total combined voting power or value of all classes of our common stock. Unless provided otherwise by the compensation committee prior to the commencement of an offering, in no event will a participant be eligible to purchase during any offering period that number of whole shares of our common stock determined by dividing $25,000 by the fair market value of a share of our common stock on the first date of such offering period (subject to any adjustment pursuant to the terms of the ESPP). In addition, under applicable tax rules, no employee is permitted to accrue, under the ESPP and all of our or our subsidiaries’ similar purchase plans, a right to purchase stock having a fair market value in excess of twenty-five thousand dollars ($25,000) (determined at the time the right is granted) for each calendar year. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering. Participation in the ESPP will end automatically on termination of employment.

Offering Periods and Purchase Price. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the compensation committee may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase our common stock for employees participating in the offering.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than 85% of the fair market value per share of our common stock on either the offering date or on the purchase date, whichever is less. The fair market value of our common stock for this purpose will generally be the closing price on the Nasdaq Stock Market (or such other exchange as our common stock may be traded at the relevant time) for the date in question, or if such date is not a trading day, for the last trading day before the date in question.

Reset Feature. The compensation committee may specify that, if the fair market value of a share of our common stock on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such purchase date.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (1) the number of shares reserved under the ESPP, (2) the individual and aggregate participant share limitations described in the plan and (3) the price of shares that any participant has elected to purchase.

International Participation. To provide us with greater flexibility in structuring our equity compensation programs for our non-U.S. employees, the ESPP also permits us to grant employees of our non-U.S. subsidiary entities rights to purchase shares of our common stock pursuant to other offering rules or sub-plans adopted by the compensation committee in order to achieve tax, securities law or other compliance objectives. While the ESPP is intended to be a qualified “employee stock purchase plan” within the meaning of Code Section 423, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that differ from the ESPP terms applicable in the U.S. However, the international sub-plans or offerings are subject to the ESPP terms limiting the overall shares available for issuance, the maximum payroll deduction rate, maximum purchase price discount and maximum offering period length.

Corporate Reorganization. Immediately before a corporate reorganization, the offering period and purchase period then in progress will terminate and either our common stock will be purchased with the accumulated payroll deductions or the accumulated payroll deductions will be refunded without occurrence of any common stock purchase, unless the surviving corporation (or its parent corporation) assumes the ESPP under the plan of merger or consolidation.

Amendment and Termination. Our board of directors and the compensation committee each have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation, including Section 423 of the Code.

PAY VERSUS PERFORMANCE

Pay Versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “Compensation Actually Paid” and certain performance measures required for Smaller Reporting Companies. The following table provides the information required for our NEOs for each of the fiscal years ended December 31, 2023 and December 31, 2022, along with the financial information required for each fiscal year:

Year	Summary compensation table total CEO ($)(1)(2)	Compensation actually paid to CEO ($)(1)(3)	Average summary compensation table total for non-CEO NEOs ($) (2)(4)	Average compensation actually paid to non-CEO NEOs(3)(4)	Value of Initial Fixed $100 Investment based on Total shareholder return($)	Net Income (in millions) ($) (5)	Company-Selected Measure: Adjusted EBITDA ($ in millions)(6)
2023	20,050,877	295,000	857,488	235,675	13.03	(51,373)	(16,999)
2022	4,549,920	229,920	—	—	—	(58,225)	(38,809)

(1)
For each year shown the PEO was Trent A. Ward.
(2)
Amounts in this column represent the “Total Compensation” column set forth in the Summary Compensation Table (“SCT”) on page 21. See the footnotes to the SCT for further detail regarding the amounts in these columns.
(3)
The dollar amounts reported in these columns represent the amounts of “compensation actually paid.” The Amounts are computed in accordance with Item 402(v) of Regulation S-K by deducting and adding certain amounts from the “Total” column of the SCT:

Year	Executives	SCT total ($)	Deduct grant date fair value of stock awards & option awards ($)	Add year-end fair value of unvested equity granted in the year ($)	Add year-over- year change in fair value of outstanding and unvested equity granted in prior years ($)	Add fair value as of vesting date of equity awards granted and vested in the year ($)	Add year- over-year change in fair value of equity awards granted in prior years that vested in the year ($)	Deduct fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year ($)
2023	PEO	20,050,877	(19,755,877)	8,068,312	—	11,687,565	—	—
	Non-PEO NEOs (average)	857,488	(621,813)	430,563	—	191,250	—	—
2022	PEO	4,549,920	(4,320,000)	540,000	—	3,780,000	—	—
	Non-PEO NEOs (average)	—	—	—	—	—	—	—

(4)
Non-CEO NEOs reflect the compensation of (i) Michael J. Madigan, our non-CEO NEO for 2023.
(5)
Represents the value as of the end of the year indicated of $100 invested on December 31, 2023 in the Common Stock. The Company did not declare or pay dividends on the Common Stock in either year.
(6)
Our company-selected measure is adjusted EBITDA. We calculate Adjusted EBITDA as net (loss) income adjusted to exclude: other expense (income), net; income tax expense (benefit); depreciation and amortization expense; stock-based compensation expense; impairment expense; reorganization, severance, exit, disposal and other costs associated with restructuring plans; vendor settlements; transaction related expenses; IPO related expenses; and other adjustment items that arise outside the ordinary course of our business.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, during our last three fiscal years or currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and

•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our voting securities had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Management - Director Compensation” and “Executive Compensation.”

The following information reflects the 1-for-150 reverse stock split effected on December 30, 2022. In addition, in December 2022, all outstanding shares of our redeemable convertible preferred stock were converted into shares of our Class A common stock on a 1:1 basis. The reverse stock split and conversion of preferred stock were effected in connection with an equity financing transaction, which also involved a rights offering completed in February 2023. In February 2023, all outstanding shares of our Class A common stock and Class B common stock were converted into shares of our common on a 1:1 basis.

Financings and Issuances

Class A Common Stock and Class B Common Stock

From January 1, 2019 to December 31, 2022, we issued and sold an aggregate of 1,294,943 shares of our Class A common stock at a weighted-average purchase price of $5.18 per share, for aggregate gross proceeds of $6,713,132. From January 1, 2019 to December 31, 2022, we issued and sold an aggregate of 4.20 shares of our Class B common stock, at a weighted-average purchase price of $4.20 per share. The holders of Class A common stock are entitled to one vote for each share of Class A common stock held at all meetings of stockholders. The holders of Class B common stock do not have voting rights.

The following table sets forth the aggregate number of shares of our Class A common stock acquired by certain of our directors, officers, and beneficial owners of more than 5% of our voting securities in the financing transactions described above and the aggregate consideration paid therefor. In February 2023, the Class A common stock converted into common stock on a 1:1 basis.

Investor(1)	Shares of Class A Common Stock #	Aggregate Consideration Paid for Class A Common Stock $	Basis of Relationship
Aaron N. D. Weaver	11,572	$550,000	Director (originally appointed by Apeiron)(2)
Apeiron Investment Group Ltd.	173,355	$313,429	5% or greater stockholder
Bradley J. Wickens	1,177,375	$1,550,000	5% or greater stockholder

(1)	See “Security Ownership of Certain Beneficial Owners and Management” for additional details regarding these participants and their equity holdings.

(2)

Apeiron relinquished its board designation rights prior to the completion of our initial public offering. However, while he will cease to be the board designee of Apeiron, Mr. Weaver continues to serve as a member of our board of directors.

The following table sets forth the aggregate number of shares of our Class B common stock acquired by certain of our directors, executive officers, and beneficial owners of more than 5% of our voting securities in the financing transactions described above and the aggregate consideration paid therefor. In February 2023, the Class B common stock converted into common stock on a 1:1 basis.

Investor(1)	Shares of Class B Common Stock #	Aggregate Consideration Paid for Class B Common Stock $	Basis of Relationship
Deepak M. Mulchandani	2,166	$32,500	Director and non-executive officer
Trent A. Ward	553	$8,613	Co-founder, Chief Executive Officer, director, and 5% or greater stockholder

(1)	Additional details regarding these participants and their equity holdings are provided in “Security Ownership of Certain Beneficial Owners and Management.”

Series A and Series A-2 Redeemable Convertible Preferred Stock Financings

From July 23, 2021 to December 23, 2021, and from March 10, 2022 to March 30, 2022, we issued and sold 86,703 and 755,606 shares of our Series A and Series A-2 redeemable convertible preferred stock at a weighted-average purchase price of at $490.50 and $47.67 per share, respectively, for aggregate gross proceeds of $42,529,715 and $36,020,056.72, respectively.

The following table sets forth the aggregate number of our Series A and Series A-2 redeemable convertible preferred stock acquired by certain of our directors, officers, and beneficial owners of more than 5% of our voting securities in the financing transactions described above and the aggregate consideration paid therefor. Each of the Series A and Series A-2 redeemable convertible preferred stock were automatically converted into Class A common stock on a 1:1 basis, respectively, which in turn converted into common stock on a 1:1 basis in February 2023.

Investor(1)	Shares of Series A Redeemable Convertible Preferred Stock #	Aggregate Consideration Paid for Series A Redeemable Convertible Preferred Stock $	Shares of Series A-2 Redeemable Convertible Preferred Stock #	Aggregate Consideration Paid for Series A-2 Redeemable Convertible Preferred Stock $	Basis of Relationship
Entities affiliated with Apeiron	9,925	$4,868,418	203,976	$9,723,613.66	5% or greater stockholder
block.one Investments 1	-	-	367,107	$17,499,999	5% or greater stockholder
Bradley J. Wickens	-	-	21,029	$1,002,465	5% or greater stockholder
Deepak M. Mulchandani	611	$300,000	-	-	Director and non-executive officer

(1)	Additional details regarding these participants and their equity holdings are provided in “Security Ownership of Certain Beneficial Owners and Management.”

Convertible Notes

From April 8, 2020 to March 9, 2022, we issued an aggregate $26,857,011 in principal amount of convertible notes, which have been converted into an aggregate of 172,600 shares of our Series Seed-9, Series A, Series A-1 and Series

A-2 redeemable convertible preferred stock, taking into account the principal amount of the convertible notes and any accrued and unpaid interest.

The following table sets forth the aggregate principal amount of convertible notes acquired by our directors, officers, and beneficial owners of more than 5% of our voting securities in the financing transactions described above and the amount of shares that were issued thereunder upon conversion. Each of the Series Seed-9, Series A, Series A-1, and Series A-2 Series A and Series A-2 redeemable convertible preferred stock were automatically converted into Class A common stock on a 1:1 basis, respectively, which in turn converted into common stock on a 1:1 basis in February 2023.

Investor(1)	Aggregate Principal Amount of Convertible Note $	Accrued Interest of Convertible Note $	Number of Shares of Series A Redeemable Convertible Preferred Stock Issuable Upon Conversion #	Number of Shares of Series A-2 Redeemable Convertible Preferred Stock Issuable Upon Conversion #	Basis of Relationship
Apeiron Investment Group Ltd.	$4,700,000	$23,613	-	99,089	5% or greater stockholder
Bradley J. Wickens	$1,002,465	-	-	21,029	5% or greater stockholder
Deepak M. Mulchandani	$181,818	-	370	-	Director and non- executive officer

(1)	Additional details regarding these participants and their equity holdings are provided in “Security Ownership of Certain Beneficial Owners and Management.”

From November 13, 2022 to November 29, 2022, we issued an aggregate of $4.4 million in principal amount of convertible notes, which were converted into an aggregate of 567,908 shares of our common stock based on the aggregate principal amount outstanding under such convertible notes as of December 31, 2022 (at the initial public offering price of $8.00 per share).

The following table sets forth the aggregate principal amount of convertible notes acquired by our directors, officers, and beneficial owners of more than 5% of our voting securities in the financing transactions described above, and the amount of shares issuable thereunder upon conversion based on the aggregate amount outstanding under such convertible notes as of December 31, 2022 (at the initial public offering price of $8.00 per share).

Investor(1)	Aggregate Principal Amount of Convertible Note $	Number of Shares of Common Stock Issuable Upon Conversion #	Basis of Relationship
Entities affiliated with Apeiron	$1,150,952	147,790	5% or greater stockholder
block.one Investments 1	$1,146,276	147,289	5% or greater stockholder
Bradley J. Wickens	$327,700	42,006	5% or greater stockholder

(1)	Additional details regarding these participants and their equity holdings are provided in “Security Ownership of Certain Beneficial Owners and Management.”

In December 2022, all of our outstanding shares of redeemable convertible preferred stock were converted into shares of Class A common stock on a 1:1 basis in connection with an equity financing transaction, which included a

1-for-150 a reverse stock split and included a capital raise in the form of a rights offering as described further below. The rights offering transaction was completed in February 2023.

Warrants

From July 23, 2021 to August 25, 2021, we issued warrants to purchase an aggregate of 125,982 shares of our Class A common stock, with an exercise price of $0.01 per share. On July 23, 2021, we issued warrants to purchase an aggregate of 6,632 shares of our Class B common stock, with an exercise price of $0.01 per share.

The following table sets forth the aggregate number of shares of our common stock underlying the warrants acquired by our directors, officers, and beneficial owners of more than 5% of our voting securities in the financing transaction described above and the aggregate proceeds to us upon exercise at the exercise price of $0.01 per share.

Investor(1)	Shares Underlying Class A Warrants #	Shares Underlying Class B Warrants #	Aggregate Proceeds Upon Exercise $	Basis of Relationship
Apeiron Investment Group Ltd.	11,520	-	$172	5% or greater stockholder
Deepak M. Mulchandani	1,204	-	$18	Director and non-executive officer
Trent A. Ward	-	266	$40	Co-founder, Chief Executive Officer, director, and 5% or greater stockholder

(1)	See “Security Ownership of Certain Beneficial Owners and Management” for additional details regarding these participants and their equity holdings.

From November 13, 2022 to November 29, 2022, we issued warrants exercisable for up to 92,296 shares of our common stock at an exercise price of $0.01 per share, which were automatically deemed net exercised for 92,122 shares of our common stock upon the completion of our initial public offering (at the initial public offering price of $8.00 per share).

The following table sets forth the aggregate number of shares of our common stock underlying the warrants acquired by our directors, officers, and beneficial owners of more than 5% of our voting securities in the financing transactions described above and the aggregate proceeds to us if such warrants were exercised at the exercise price of $0.01 per share.

Investor(1)	Shares Underlying Warrants #	Aggregate Proceeds Upon Exercise $	Basis of Relationship
Entities affiliated with Apeiron	24,143	362.17	5% or greater stockholder
block.one Investments 1	24,046	360.69	5% or greater stockholder
Bradley J. Wickens	6,874	103.12	5% or greater stockholder

(1)	Additional details regarding these participants and their equity holdings are provided in “Security Ownership of Certain Beneficial Owners and Management.”

We completed an equity financing transaction involving: (a) the automatic conversion of all of our outstanding shares of redeemable convertible preferred stock into shares of Class A common stock on a 1:1 basis, which was effected in December 2022 as described above; (b) a 1-for-150 reverse stock split effected on December 30, 2022; and (c) a rights offering completed in February 2023. The rights offering involved the sale of Class A common stock to all existing accredited investors as of December 19, 2022 at a price equal to approximately $0.51 per share (which per share amount was adjusted to reflect the 1-for-150 reverse stock split effected on December 30, 2022). Each accredited investor received the right to elect to purchase shares of Class A common stock in the rights offering up to their respective pro rata amount, which was equal to the product of (x) $5,000,000, multiplied by (y) the quotient obtained by dividing (a) the number of shares of our capital stock held by the accredited investor as of December 19, 2022 including any common stock issuable on the exercise of warrants or options held by such accredited investor as of December 19, 2022, by (b) our fully-diluted capitalization as of December 19, 2022. The rights offering was closed on January 31, 2023. In connection with the rights offering, we issued a total of 9,749,439 shares of Class A common stock, of which 1,072,438 was issued in December 2022, and 8,677,001 was issued in January and February 2023. The following table sets forth the aggregate number of our Class A common stock acquired by certain of our directors, officers, and beneficial owners of more than 5% of our voting securities in the financing transactions described above and the aggregate consideration paid therefor. In February 2023, the Class B common stock converted into common stock on a 1:1 basis.

Investor(1)	Shares of Class A Common Stock #	Aggregate Consideration for Class A Common Stock $	Basis of Relationship
Entities affiliated with Apeiron	2,218,374	$1,137,693	5% or greater stockholder
block.one Investments 1	2,650,884	$1,359,505	5% or greater stockholder
Bradley J. Wickens	1,423,596	$730,090	5% or greater stockholder

(1)	See “Security Ownership of Certain Beneficial Owners and Management” for additional details regarding these participants and their equity holdings.

Investors’ Rights Agreement

In connection with the sale of redeemable convertible preferred stock described above, we entered into an investors’ rights agreement with the holders of our common stock and preferred stock, including each of the persons and entities listed in the tables above titled “Class A Common Stock and Class B Common Stock” and “Redeemable Convertible Series A and Series A-2 Preferred Stock Financings.” The investor rights agreement, among other things, grants our preferred stockholders and certain of our common stockholders specified registration rights with respect to shares of our common stock, including shares of our common stock issued or issuable upon conversion of the shares of redeemable convertible preferred stock held by them. For more information regarding the registration rights provided in the investor rights agreement, see “Description of Capital Stock - Registration Rights.”

Offer Letter

We have entered into an offer letter with our Chief Executive Officer, Trent A. Ward. Mr. Ward is also a director and a 5% or greater stockholder. See “Executive Compensation - Narrative to Summary Compensation Table - Offer Letter with Our Named Executive Officer.”

Other Agreements with Related Parties

Shareholder Loan

We have been partially funded to date by two secured promissory notes issued to Trent A. Ward, our Chief Executive Officer, a director, and a beneficial owner of more than 5% of our voting securities. One of the promissory notes had a principal amount of $82,500, an issuance date of August 28, 2019, a late payment fee of 15.0%, a maturity date of February 28, 2022 and was interest-free. We subsequently received a waiver for all defaults and associated remedies under this promissory note. The other promissory note had a principal amount of $353,672, an issuance date of September 30, 2020, a maturity date of June 30, 2021, and was interest-free and settled before June 30, 2021. As of December 31, 2021, and December 31, 2022, the aggregate amount outstanding under these promissory notes was in each case $78,501. The largest amount outstanding under these promissory notes was $436,172.

Senior Secured Notes

In March 2023, the Company issued $0.5 million of senior secured notes to a related party, with associated warrants, in lieu of future cash interest payments under the senior secured notes issued to such investor. In May 2023, the Company repaid the $0.5 million in senior secured notes to a related party.

November Bridge Loans

In November 2023, the Company issued secured promissory notes of approximately $0.8 million with a related party. In connection with the issued secured promissory notes the Company entered into warrant agreements whereby the holders are eligible to receive warrants based on the occurrence of future events as defined in the agreement.

Apeiron Advisory Services

We paid an aggregate of $0.9 million to Apeiron Advisory Ltd. (“Apeiron Advisory”), an affiliate of Apeiron, which is a beneficial owner of more than 5% of our common stock, for various advisory services related to our business. This arrangement has been terminated and we are no longer receiving any advisory services from Apeiron Advisory. Aaron N. D. Weaver, one of our directors, was appointed to our board of directors by Apeiron pursuant to Apeiron’s board designation rights, which rights lapsed upon the completion of our initial public offering. Apeiron relinquished its board designation rights prior to the completion of our initial public offering. However, while he ceased to be the board designee of Apeiron, Mr. Weaver continues to serve as a member of our board of directors.

Indemnification Agreements

We have also entered into customary indemnification agreements with our directors, executive officers, and certain other employees under which we have agreed to indemnify each such person and hold them harmless against expenses, judgments, penalties, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which they have been made a party or in which they became involved by reason of the fact that they are, or were, our director or officer or employee. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions. The indemnification agreements are governed under Delaware law.

Policies and Procedures for Related Party Transactions

Our board of directors approved a policy, effective immediately prior to the completion of our initial public offering, that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons (collectively, “related persons”) are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Transactions involving compensation for services provided to us as an employee, consultant, or director are not considered related person transactions under this policy. Any request for us to enter into a transaction with any related person in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years (to extent we are deemed a smaller reporting company), and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors, and certain significant stockholders. In considering related person transactions, our audit committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to us;

•	the extent of the related person’s interest in the transaction;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our board of directors.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024

The Board has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2024. The Board proposes that our Stockholders ratify this appointment. Deloitte has served as our independent registered public accounting firm since September 27, 2022.

We expect that representatives of Deloitte will be available via phone at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Bylaws or the Delaware General Corporation Law. The Board seeks such ratification as a matter of good corporate practice. Should the Stockholders fail to ratify the selection of Deloitte as our independent registered public accounting firm, the Board will reconsider whether to retain that firm for fiscal year 2024. In deciding to appoint Deloitte, the Audit Committee has reviewed auditor independence issues and existing commercial relationships with Deloitte and concluded that Deloitte has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2024. Set forth below are approximate fees for services rendered by Deloitte, our independent registered public accounting firm, for the fiscal years ended December 31, 2023 and December 31, 2022.

	Deloitte
	2023	2022
Audit Fees	$972,000	$315,000
Other Audit-Related Fees	453,000	1,600,000
Totals	$1,425,000	$1,915,000

Audit Fees

The aggregate fees billed for each of the last two fiscal years for professional services rendered by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s annual report on Form 10-K and in the Company’s quarterly reports on Form 10-Q, the audit of significant one time transactions, or other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the fiscal years ending December 31, 2023 and 2022 were approximately $1.0 million and $0.3 million, respectively.

Other Audit-Related Fees

The aggregate fees billed in either of the last two fiscal years for assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of the registrant’s financial statements in connection with the Company's initial public offering and other registration statements are not reported under “Audit Fees” for the fiscal years ending December 31, 2023 and 2022 were approximately $0.5 million and $1.6 million, respectively.

The Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Rule 2-01(c)(7)(i)(C) of Regulation S-X, provided that all such excepted services are subsequently approved prior to the completion of the audit. We have complied with the procedures set forth above, and the Audit Committee has otherwise complied with the provisions of its charter.

Vote Required

The affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the subject matter at the Annual Meeting is required to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2024. We are not required to obtain the approval of our Stockholders to appoint the Company’s independent registered public accounting firm. However, if our Stockholders do not ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, the Board may reconsider its appointment.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

●	reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2023 with management;

●	discussed with the Company’s independent auditors the matters required to be discussed under Public Company Accounting Oversight Board Auditing Standard No. 1301; and

●

received the written disclosures and letter from the independent auditors required by the applicable requirements of the Public Accounting Oversight Board regarding the independent auditors communications with the Board concerning independence, and has discussed with Deloitte matters relating to its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended that the consolidated financial statements audited by Deloitte for the fiscal year ended December 31, 2023 be included in its Annual Report on Form 10-K for such fiscal year.

PROPOSAL THREE:

APPROVAL OF THE CLMBR ISSUANCE PROPOSAL

The discussion of the Series B Convertible Preferred Stock issued and Earn-Out Shares issuable pursuant to the Asset Purchase Agreement as set forth in this proxy statement is qualified in its entirety by reference to the form of the Asset Purchase Agreement. A copy of the form of the Asset Purchase Agreement filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2024, and is hereby incorporated by reference into this proxy statement. We encourage you to read the form of the Amended Agreement carefully and in its entirety.

General

We are asking stockholders to approve the issuance of shares of our common stock upon the conversion of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”) and the potential issuance of Earn-Out Shares, pursuant to the Asset Purchase Agreement, discussed below, in accordance with Nasdaq Listing Rule 5635(d), as described in more detail below.

CLMBR Acquisition

As previously disclosed in the Company’s Current Report on Form 8-K filed on October 11, 2023 with the Securities and Exchange Commission (the “SEC”), on October 6, 2023, the Company entered into an asset purchase agreement (as amended and restated on January 22, 2024, the “Asset Purchase Agreement”) with CLMBR, Inc and CLMBR1, LLC (the “Sellers”) to purchase and acquire substantially all of the assets and assume certain liabilities of the Sellers (the “Acquisition”). On February 2, 2024, pursuant to the Asset Purchase Agreement, the Company completed the Acquisition for a total purchase price enterprise value of approximately $15.4 million, consisting of the issuance at closing of shares of Common Stock with a value of $1.45 million, 1,428,922 shares and shares of non-voting Series B Preferred Stock with a value of $3.0 million, 1,500,000 shares to the equity holders of the Sellers (each of whom is an “accredited investor” as defined in Rule 501 under the Securities Act), the assumption by the Company of $1.5 million of subordinated debt, and the retirement of $9.4 million of senior debt.

The number of shares to be issued was based on the volume weighted average price (“VWAP”) of the Company's common stock based on the 10 consecutive trading days ending on (and including) the closing date of the Acquisition, on The Nasdaq Stock Market LLC (“Nasdaq”); provided, however, that such VWAP shall not exceed or be less than an amount equal to twenty-five percent (25%) of the VWAP for the common stock based on the 10 consecutive trading days ending on (and including) the date the Amended Agreement was executed (the “VWAP Collar”). Thus, 2,956,393 shares of Common Stock are issuable upon conversion of Series B Preferred Stock, using the VWAP of $1.015.

The Sellers shall also be entitled to receive a contingent payment in the form of the Company’s common stock (collectively, the “Earn-Out Shares”) calculated in the manner set forth in the Asset Purchase Agreement based on the 2024 Unit Sales (as defined in the Asset Purchase Agreement) and the VWAP for the Company’s common stock based on the 10 consecutive trading days ending on (and including) December 31, 2024, subject to the VWAP Collar. In addition, in the event the 2024 Unit Sales include at least 2,400 Units sold in the business-to-business channel, the Sellers shall be entitled to an additional number of Earn-Out Shares calculated in the manner set forth in the Asset Purchase Agreement subject to total maximum number of 22,665,681 Earn-Out Shares.

In addition, $3.0 million of the Series B Preferred Stock is subject to a holdback for a period of 24 months, which may be used to satisfy indemnification claims, if any, owing to the Company.

Each of the Company’s board of directors and the CLMBR, Inc. board of directors has approved the Asset Purchase Agreement and the transactions contemplated thereby.

Under the terms of the Certificate of Designations of Series B Preferred Stock, without the consent of a majority of the then outstanding shares of Common Stock (excluding, for the avoidance of doubt, any shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock and any shares of Common Stock issued in a transaction related to the issuance of Series B Preferred Stock that is the subject of such conversion), a holder will not be entitled to convert any number of shares of Series B Preferred Stock into Stock, if (A) (i) such shares of Series B Preferred Stock were issued in connection with the Corporation’s acquisition of the stock or assets of another company (an “Acquisition”), and (ii) such conversion would result in the total number of shares of Common Stock issued in connection with such Acquisition (including any shares of Common Stock previously issued in connection with the Acquisition, whether in connection with a prior conversion of shares of Series B Preferred Stock or otherwise) exceeding 19.99% of the number of shares of Common Stock outstanding, or 19.99% of the voting power outstanding, before the execution of the definitive agreement with respect to such Acquisition; (B) the number of shares of Common Stock issued or to be issued is or will result in a change of control of the Corporation under the Nasdaq listing requirements; or (C) such conversion would otherwise require shareholder approval under the Nasdaq listing requirements, including Nasdaq listing rule 5635.

In addition, the Series B Preferred Stock may not be converted by the holder and the Earn-Out Shares may not be issued by the Company at all until or unless our stockholders have approved the issuance of shares of common stock upon the conversion of the Series B Preferred Stock and the potential issuance of Earn-Out Shares, in excess of 19.99% of the issued and outstanding common stock on the closing date of the offering, which we are seeking pursuant to the Stock Issuance proposal at the Annual Meeting.

Stockholder Approval

As described above, pursuant to the Asset Purchase Agreement, we agreed to hold a special meeting of stockholders at the earliest practical date for the purpose of obtaining the Stockholder Approval (as described above) with the recommendation of our Board of Directors being that such proposal be approved, and to solicit proxies from our stockholders in connection therewith. As discussed above, one of the purposes of the Annual Meeting is to satisfy the above requirement of the Asset Purchase Agreement.

A vote in favor of the CLMBR Issuance proposal is a vote “for” approval of the issuance of shares of common stock upon the conversion of the Series B Preferred Stock and the potential issuance of Earn-Out Shares pursuant to the Asset Purchase Agreement. The issuance of the Earn-Out Shares, in their entirety, could result in the issuance of 20% or more of our common stock outstanding as of April 9, 2024.

Nasdaq Listing Rule 5635(d) requires stockholder approval in connection with a transaction other than a public offering involving the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for a price that is less than the lower of (i) the Company’s Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement, or (ii) the average of the Company’s Nasdaq Official Closing Price (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “Minimum Price”). Pursuant to Nasdaq rules, the presence of any provision that could cause the conversion or exercise price of a convertible security to be reduced to below the Minimum Price immediately before the entering into of the binding agreement will cause the transaction to be viewed as a discounted issuance.

Potential Adverse Effects - Dilution and Impact on Existing Stockholders

The issuance of shares of common stock upon issuance of Earn-Out Shares and conversion of Series B Preferred Stock will have a dilutive effect on current stockholders in that the percentage ownership of the Company held by such current stockholders will decline as a result of the CLMBR Issuance. This means also that our current stockholders will own a smaller interest in us as a result of the CLMBR Issuance and therefore have less ability to influence significant corporate decisions requiring stockholder approval. The CLMBR Issuance could also have a dilutive effect on the book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline.

Vote Required

The affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the subject matter at the Annual Meeting is required to approve this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE CLMBR ISSUANCE PROPOSAL.

PROPOSAL FOUR:

APPROVAL OF THE 3i PROPOSAL

The discussion of the issuance of our Common Stock upon the conversion and exercise of 3i Note and 3i Warrant, as set forth in this proxy statement is qualified in its entirety by reference to the 3i Note and 3i Warrant, which sets forth the terms, conditions and rights of the 3i Note and 3i Warrant. A copy of the 3i Note and 3i Warrant are filed as exhibits to the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2024 and they are hereby incorporated by reference into this proxy statement. We encourage you to read the 3i Note and 3i Warrant carefully and in their entirety, as they are the legal documents that govern the 3i Note and 3i Warrant.

General

We are asking stockholders to approve the issuance of shares of our common stock upon the conversion and exercise of the 3i Note and 3i Warrant, discussed below, in accordance with Nasdaq Listing Rule 5635(d), as described in more detail below.

3i Transaction

On December 7, 2023, the Company entered into that certain securities purchase agreement (the “3i Agreement”) with 3i, LP (“3i”) pursuant to which the Company sold, and 3i purchased, (a) a senior unsecured convertible note issued by the Company (the “3i Note”) in the aggregate principal amount of $2,160,000, which is convertible into Common Stock, and (b) a warrant (the “3i Warrant”) to purchase up to an aggregate of 924,480 shares of Common Stock (the “3i Financing”). Pursuant to the 3i Financing, the Company may issue up to 12,480,480 shares of Common Stock upon the conversion of the 3i Note and exercise of the 3i Warrant.

The 3i Financing closed on December 7, 2023. The gross proceeds to the Company from the 3i Financing, prior to the payment of transaction expenses, was $2,000,000. In January and February 2024, 3i converted some of the 3i Note it holds into 1,485,943 shares of common stock.

3i Note

The 3i Note carries an original issue discount of 8.0% and accrues interest at a rate of 7.0% per annum. The maturity date of the Note is December 7, 2024 (the “Maturity Date”). Interest payments are guaranteed through the Maturity Date regardless of whether the Note is earlier converted or redeemed.

The Note is convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to (x) the sum of (i) the portion of the principal amount to be converted or redeemed, (ii) all accrued and unpaid interest with respect to such principal amount, and (iii) all accrued and unpaid Late Charges (as defined in the Purchase Agreement) with respect to such principal and interest amounts, if any, divided by (y) a conversion price of $1.25 per share (such shares, the “3i Note Conversion Shares”). In addition, the Note Investor may, at any time and at its option, convert the Note (in whole or in part) into shares of Common Stock pursuant to the formula included in the preceding sentence at an alternate conversion price equal to 92% of the lowest dollar volume-weighted average price (“VWAP”) during the ten trading days immediately preceding the date of conversion, subject to a conversion price floor, or, any time following an Event of Default (as defined below), equal to 80% of the lowest VWAP during the ten trading days immediately preceding the date of conversion, in each case subject to the additional terms and conditions set forth in the Note.

The Note sets forth certain standard events of default (each such event, an “Event of Default”), upon the occurrence of which the Company is required to deliver written notice to the Note Investor within one business day (an “Event of Default Notice”). At any time after the earlier of (a) the Note Investor’s receipt of an Event of Default Notice, and (b) the Note Investor becoming aware of an Event of Default, the Note Investor may require the Company to redeem all or any portion of the Note. Upon an Event of Default, the Note shall bear interest at a rate of 14.0% per annum.

3i Warrant

The 3i Warrant is exercisable for shares of Common Stock (the “3i Warrant Shares,” and collectively with the 3i Note Conversion Shares, the “3i Note Conversion Securities”) at a price of $1.25 per share (the “3i Exercise Price”). The Warrant may be exercised during the period commencing December 7, 2023 and ending June 7, 2029. The Exercise Price is subject to customary adjustments for stock dividends, stock splits, issuances of additional shares of Common Stock and the like.

Pursuant to the terms of the 3i Note and the 3i Warrant, the Company shall not effect the conversion of any portion of the 3i Note or exercise of the 3i Warrant, to the extent that after giving effect to such conversion or exercise, as applicable, 3i would beneficially own in excess of 4.99% of the shares of Common Stock outstanding immediately after giving effect to such conversion. Additionally, pursuant to the terms of the transaction documents, the Company is prohibited from issuing or selling shares of Common Stock to 3i in excess of the 19.99% Exchange Cap (as defined in the 3i Agreement), unless the Company obtains stockholder approval to do so, or unless sales of Common Stock are made at a price equal to or greater than $1.00 per share, such that the Exchange Cap limitation would not apply under applicable rules of The Nasdaq Stock Market.

Stockholder Approval

A vote in favor of the 3i Proposal is a vote “for” approval of the issuance of shares of our common stock upon the conversion and exercise of the 3i Note and 3i Warrant. The conversion and exercise of the 3i Note and 3i Warrant, in their entirety, could result in the issuance of up to 12,480,480 shares of Common Stock, which is 20% or more of our common stock outstanding as of April 9, 2024.

Nasdaq Listing Rule 5635(d) requires stockholder approval in connection with a transaction other than a public offering involving the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for a price that is less than the lower of (i) the Company’s Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement, or (ii) the average of the Company’s Nasdaq Official Closing Price (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “Minimum Price”). Pursuant to Nasdaq rules, the presence of any provision that could cause the conversion or exercise price of a convertible security to be reduced to below the Minimum Price immediately before the entering into of the binding agreement will cause the transaction to be viewed as a discounted issuance.

Potential Adverse Effects - Dilution and Impact on Existing Stockholders

The issuance of shares of common stock upon the conversion and exercise of the 3i Note and 3i Warrant will have a dilutive effect on current stockholders in that the percentage ownership of the Company held by such current stockholders will decline as a result of the conversion and exercise of the 3i Note and 3i Warrant. This means also that our current stockholders will own a smaller interest in us as a result of the conversion and exercise of the 3i Note and 3i Warrant and therefore have less ability to influence significant corporate decisions requiring stockholder approval. The issuance of shares of common stock upon the conversion and exercise of the 3i Note and 3i Warrant could also have a dilutive effect on the book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline.

Vote Required

The affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the subject matter at the Annual Meeting is required to approve this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE 3i PROPOSAL.

PROPOSAL FIVE:

APPROVAL OF THE TREADWAY PROPOSAL

The discussion of the issuance of our Common Stock upon the conversion and exercise of Treadway Note and Treadway Warrant as set forth in this proxy statement is qualified in its entirety by reference to the Treadway Note and Treadway Warrant which sets forth the terms, conditions and rights of the Treadway Note and Treadway Warrant. A copy of the Treadway Note and Treadway Warrant are filed as exhibits to the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2024 and they are hereby incorporated by reference into this proxy statement. We encourage you to read the Treadway Note and Treadway Warrant carefully and in their entirety, as they are the legal documents that govern the Treadway Note and Treadway Warrant.

General

We are asking stockholders to approve the issuance of shares of our common stock upon the conversion and exercise of the Treadway Note and Treadway Warrant, discussed below, in accordance with Nasdaq Listing Rule 5635(d), as described in more detail below.

Treadway Transaction

On February 1, 2024, the Company, entered into a Note Purchase Agreement with CLMBR and Treadway Holdings LLC, a Delaware limited liability company (“Treadway”) pursuant to which the (a) Company sold, and Treadway purchased, a Senior Secured Convertible Promissory Note (the “Treadway Note”) in the aggregate principal amount of $6,000,000, which is convertible into shares of Common Stock. On February 1, 2024, the Company and Treadway entered into that certain Securities Purchase Agreement (the "Treadway Agreement"), pursuant to which the Company shall issue to Treadway (i) 750,000 shares of the Common Stock, and (ii) warrants to purchase up to an aggregate of 3,000,000 shares of the Common Stock. As a result of the Treadway Note and Treadway Agreement, up to 6,750,000 shares of Common Stock may be issued to Treadway.

Treadway Note

The Treadway Note accrues interest at a rate of 2.0% per month. The maturity date of the Treadway Note is December 15, 2024 (the “Maturity Date”). Interest payments are guaranteed through the Maturity date regardless of whether the Treadway Note is earlier converted or redeemed.

The Treadway Note is convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to the quotient resulting by dividing the outstanding principal balance of the Treadway Note to be converted by a conversion price of $2.00 per share (such shares, the “Treadway Note Conversion Shares”).

The Treadway Note sets forth certain standard events of default (each such event, an “Event of Default”), upon the occurrence of which the Company is required to deliver written notice to Treadway within two (2) business days (a “Notice of Default”). At any time after the earlier of (a) the Purchaser’s receipt of a Notice of Default and (b) Treadway becoming aware of the Event of Default, Treadway may require the Company to redeem all or any portion of the Treadway Note. Upon an Event of Default, the Treadway Note shall bear interest at a rate of 4.0% per month.

Treadway Warrants

The Treadway Warrants are exercisable for 1,500,000 shares of Common Stock, at a price of $1.25 per share (“Warrant 1”) and $1.75 per share (“Warrant 2” and, together with Warrant 1, the “Treadway Warrants”) (the “Exercise Prices”). The Treadway Warrants may be exercised during the period commencing February 1, 2024 and ending on February 1, 2034. The Exercise Prices are subject to voluntary adjustments and adjustments upon subdivision or combinations of shares of Common Stock.

Pursuant to the terms of the Treadway Warrants, the Company shall not effect the conversion of any portion of the Treadway Warrants, to the extent that after giving effect to such conversion or exercise, as applicable, Treadway would beneficially own in excess of 4.99% of the shares of Common Stock outstanding immediately after giving effect to such conversion.

Stockholder Approval

A vote in favor of the Treadway Proposal is a vote “for” approval of the issuance of shares of our common stock upon the conversion and exercise of the Treadway Note and Treadway Warrant. The conversion and exercise of the Treadway Note and Treadway Warrant, in their entirety, could result in the issuance of up to 6,750,000 shares of Common Stock (3,000,000 for the Treadway Note plus 750,000 plus 3,000,000 for the Treadway Agreement), which is 20% or more of our common stock outstanding as of April 9, 2024.

Nasdaq Listing Rule 5635(d) requires stockholder approval in connection with a transaction other than a public offering involving the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for a price that is less than the lower of (i) the Company’s Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement, or (ii) the average of the Company’s Nasdaq Official Closing Price (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “Minimum Price”). Pursuant to Nasdaq rules, the presence of any provision that could cause the conversion or exercise price of a convertible security to be reduced to below the Minimum Price immediately before the entering into of the binding agreement will cause the transaction to be viewed as a discounted issuance.

Potential Adverse Effects - Dilution and Impact on Existing Stockholders

The issuance of shares of common stock upon the conversion and exercise of the Treadway Note and Treadway Warrant will have a dilutive effect on current stockholders in that the percentage ownership of the Company held by such current stockholders will decline as a result of the conversion and exercise of the Treadway Note and Treadway Warrant. This means also that our current stockholders will own a smaller interest in us as a result of the conversion and exercise of the Treadway Note and Treadway Warrant and therefore have less ability to influence significant corporate decisions requiring stockholder approval. The issuance of shares of common stock upon the conversion and exercise of the Treadway Note and Treadway Warrant could also have a dilutive effect on the book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline.

Vote Required

The affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the subject matter at the Annual Meeting is required to approve this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE TREADWAY PROPOSAL.

PROPOSAL SIX:

APPROVAL OF THE SERIES A PROPOSAL

The discussion of the issuance of our Common Stock upon the conversion of Series A Preferred Stock as set forth in this proxy statement is qualified in its entirety by reference to the Certificate of Designation of Series A Convertible Preferred Stock (the “Series A Certificate”). A copy of the Series A Certificate is filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2024 and it is hereby incorporated by reference into this proxy statement. We encourage you to read the Series A Certificate carefully and in its entirety, as it is the legal document that governs the Series A Preferred Stock.

General

We are asking stockholders to approve the issuance of shares of our common stock upon the conversion of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), discussed below, in accordance with Nasdaq Listing Rule 5635(d), as described in more detail below.

Issuances of Series A Preferred Stock

On February 15, 2024, the Company issued 2,377,258 shares of Series A Preferred Stock to four accredited investors, each of whom was an existing investor of the Company, upon the conversion of certain outstanding promissory notes with a then-outstanding aggregate amount of approximately $4.3 million. On March 29, 2024, the Company issued 1,500,000 shares of the Company’s Series A Preferred Stock to Vertical Investors LLC, upon the conversion of certain portion of outstanding debt of $3.0 million. On March 29, 2024, the Company issued 538,039 shares of the Company’s Series A Preferred Stock to one accredited investor, who is an existing investor of the Company, upon the conversion of certain outstanding promissory notes with a then-outstanding aggregate amount of approximately $0.8 million. On March 29, 2024, the Company issued 515,598 shares of the Company’s Series A Preferred Stock to seven accredited investors, upon the conversion of certain portion of outstanding accounts payable in the aggregate amount of approximately $0.9 million. 4,930,895 shares of Series A Preferred Stock were issued in the aggregate as a result of the above issuances, which can result in the issuance of up to 13,147,300 shares of Common Stock (4,930,895 shares times the Conversion Ratio, which is $2 / 0.7501).

The shares of Series A Preferred Stock were issued pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Each of the Series A Holders is an “accredited investor” as defined in Rule 501 under the Securities Act. Neither the Series A Preferred Stock nor any shares of common stock issuable upon conversion thereof has been registered under the Securities Act and thus such shares may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act.

The Series A Preferred Stock is subject to certain rights, preferences, privileges, and obligations, including voluntary and mandatory conversion provisions, as well as beneficial ownership restrictions and share cap limitations, as set forth in the Series A Certificate. The Series A Preferred Stock can be issued at any time and, subject to certain exceptions as set forth in the Series A Certificate, any subsequent mandatory or voluntary conversion into common stock shall be at a conversion price at least equal to or above the closing price per share of our common stock as reported on the Nasdaq Stock Market on the last trading day immediately preceding the date that the Series A Certificate was approved by the Company’s board of directors, subject to customary adjustments for stock splits and combinations. The description of the Series A Certificate herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Series A Certificate, which was previously included as an exhibit to the Company's Current Report on Form 8-K with the Securities and Exchange Commission on January 8, 2024.

Pursuant to the Series A Certificate, no holder of Series A Preferred Stock shall have the right to convert any shares of Series A Preferred Stock to the extent that, after giving effect to the conversion, such holder (together with such holder’s affiliates, and any other persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own in excess of 4.99% of the total number of shares of Common Stock of the Company issued and outstanding immediately after giving effect to the conversion.

The Series A Certificate contains an anti-dilution provision that provides that in the event the Company shall at any time after the Original Issuance Date of Series A Preferred Stock issue Common Stock in a single transaction or series of related transactions at a price per share less than the Conversion Price in effect immediately prior to such issuance (such price, the “Reset Price”) resulting in over $2,000,000 of gross proceeds to the Corporation, then the Conversion Price shall be reduced, concurrently with such issuance, to the Reset Price, provided, however, that if such reduction of the Conversion Price would result in the requirement to obtain the consent of a majority of the then outstanding shares of Common Stock in connection with the conversion of the Series A Preferred Stock, then the Conversion Price shall not be reduced without such consent, and provided, further, that the first $2,000,000 of gross proceeds from sales of Common Stock made pursuant to that certain Common Stock Purchase Agreement dated as of December 12 by and among the Corporation and the other parties thereto shall not be included for purposes of determining the Reset Price.

Stockholder Approval

A vote in favor of the Series A Proposal is a vote “for” approval of the issuance of shares of our common stock upon the conversion of the Series A Preferred Stock. The conversion of the Series A Preferred Stock, in their entirety, could result in the issuance of up to 13,147,300 shares of Common Stock (4,930,895 shares times the Conversion Ratio, which is $2 / 0.7501), which is 20% or more of our common stock outstanding as of April 9, 2024.

Nasdaq Listing Rule 5635(d) requires stockholder approval in connection with a transaction other than a public offering involving the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for a price that is less than the lower of (i) the Company’s Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement, or (ii) the average of the Company’s Nasdaq Official Closing Price (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “Minimum Price”). Pursuant to Nasdaq rules, the presence of any provision that could cause the conversion or exercise price of a convertible security to be reduced to below the Minimum Price immediately before the entering into of the binding agreement will cause the transaction to be viewed as a discounted issuance.

Potential Adverse Effects - Dilution and Impact on Existing Stockholders

The issuance of shares of common stock upon the conversion of the Series A Preferred Stock will have a dilutive effect on current stockholders in that the percentage ownership of the Company held by such current stockholders will decline as a result of the conversion of the Series A Preferred Stock. This means also that our current stockholders will own a smaller interest in us as a result of the conversion of the Series A Preferred Stock and therefore have less ability to influence significant corporate decisions requiring stockholder approval. The issuance of shares of common stock upon the conversion of the Series A Preferred Stock could also have a dilutive effect on the book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline.

Vote Required

The affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the subject matter at the Annual Meeting is required to approve this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE SERIES A PROPOSAL.

PROPOSAL Seven:

GRANT OF AUTHORITY FOR ONE OR MORE REVERSE SPLITS OF THE COMPANY’S COMMON STOCK

Our Board of Directors has approved, subject to Stockholder approval, by written consent in lieu of a meeting, a proposal to amend our Certificate of Incorporation to effect one or more Reverse Stock Splits of all our outstanding shares of Common Stock, at a ratio between 1-for-20 and 1-for-100, to be determined at the discretion of the Board, subject to the Board’s discretion to abandon such amendment. If this proposal is approved, the Board may decide not to effect any Reverse Stock Splits if it determines that it is not in the best interests of the Company to do so. The Board does not currently intend to seek re-approval of a Reverse Stock Split for any delay in implementing a Reverse Stock Split unless twenty-four months have passed from the date of the Record Date (the “Authorized Period”). If the Board determines to implement one or more Reverse Stock Split, such Reverse Stock Split will become effective upon filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware or at such later date specified therein.

The text of the proposed Certificate of Amendment to our Certificate of Incorporation to effect a Reverse Stock Split is included as Appendix A to this Proxy Statement (subject to any changes required by applicable law and provided that, since this Proposal Number Five will result in changes to the Certificate of Incorporation, the Company may file one or more amendments with the Delaware Secretary of State to effect multiple approved proposals).

Approval of the proposal would permit (but not require) our Board of Directors to effect one or more reverse stock splits of our issued and outstanding Common Stock by a ratio of not less than 1-for-20 and not more than 1-for-100, with the exact ratio to be set at a number within this range as determined by our Board of Directors in its sole discretion, provided that (X) the Company shall not effect Reverse Stock Splits that, in the aggregate, exceed 1-for-100, and (Y) any Reverse Stock Split is completed no later than the first anniversary of the Record Date. We believe that enabling our Board of Directors to set the ratio within the stated range will allow the Company to have the flexibility to meets its obligations and provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our Stockholders. In determining a ratio, if any, our Board of Directors may consider, among other things, factors such as:

●	the number of shares of Common Stock the Company is obligated to issue or reserve pursuant to any convertible securities of the Company, including shares of convertible preferred stock;

●	The aggregate amount of shares that may be reserved under the 2023 Plan;

●	the initial or continuing listing requirements of various stock exchanges;

●	the historical trading price and trading volume of our Common Stock;

●	the number of shares of our Common Stock issued and outstanding;

●	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock; and

●	prevailing general market and economic conditions.

Our Board reserves the right to elect to abandon a Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that a Reverse Stock Split is no longer in the best interests of the Company and its Stockholders.

Depending on the ratio for the Reverse Stock Splits determined by our Board of Directors, if any, no less than fifty and no more than one hundred fifty shares of existing Common Stock, as determined by our Board of Directors, will be combined into one share of Common Stock. The Company shall not effect Reverse Stock Splits that, in the aggregate, exceed 1-for-100. The Company shall pay Stockholders the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined. An amendment to our Certificate of Incorporation to effect a Reverse Stock Split, if any, will include only the reverse split ratio determined by our Board of Directors at that time to be in the best interests of our Stockholders.

Reasons for the Reverse Stock Splits

The Company’s primary reason for approving and recommending one or more Reverse Stock Splits is to: (1) satisfy the continued listing requirements of Nasdaq Capital Market; (2) make the Common Stock more attractive to certain institutional investors which would provide for a stronger investor base; and (3) decrease our Delaware annual franchise tax, which may be calculated based upon the number of issued shares. The Company intends to utilize one or more Reverse Stock Splits in order to meet its contractual obligations and retain enough flexibility for future corporate actions.

Reducing the number of issued shares of Common Stock may, absent other factors, increase the per share market price of the Common Stock. The Company believes that the Reverse Stock Splits may make its Common Stock more attractive to a broader range of investors, as it believes that the current market price of the Common Stock may prevent certain institutional investors, professional investors and other members of the investing public from purchasing stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual Stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. The Company believes that the Reverse Stock Splits will make the Common Stock a more attractive and cost effective investment for many investors, which in turn would enhance the liquidity of the holders of Common Stock.

Potential Consequences of the Reverse Stock Splits

However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Splits, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Splits or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after any Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before any Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after any Reverse Stock Split may be lower than the total market capitalization before such Reverse Stock Split. Moreover, because some investors may view the reverse stock split negatively, we cannot assure you that the reverse stock split will not adversely impact the market price of our common stock.

The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the reverse stock split or the number of shares outstanding. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

While we believe that the reverse stock split will be sufficient to maintain our listing on The Nasdaq Stock Market, in light of the Second Letter and other factors, it is possible that, even if the reverse stock split results in a closing price for our common stock that exceeds $1.00 per share, we may not be able to continue to satisfy the other criteria for continued listing of our common stock on The Nasdaq Stock Market. In addition, as a Delaware corporation, we are required to pay an annual Delaware franchise tax which is calculated based upon several variables, including a company’s number of total outstanding shares as compared to the company’s number of authorized shares of capital stock. We believe that a decrease in the number of outstanding shares as a result of any Reverse Stock Split may decrease our annual Delaware franchise tax liability; however, no assurance can be given that the decrease in outstanding shares will decrease our annual Delaware franchise tax liability.

Procedure for Implementing a Reverse Stock Split

A Reverse Stock Split would become effective upon the filing or such later time as specified in the filing (the “Effective Time”) of a Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State. The form of a Certificate of Amendment to our Certificate of Incorporation effecting a Reverse Stock Split is attached hereto as Appendix A. The exact timing of the filing of the Certificate of Amendment that would effectuate the Reverse Stock Split would be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and our Stockholders. In addition, our Board would reserve the right, without further action by the Stockholders, to elect not to proceed with a Reverse Stock Split if, at any time prior to filing a Certificate of Amendment to the Company’s Certificate of Incorporation to effect a Reverse Stock Split, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our Stockholders to proceed with a Reverse Stock Split. Our Board will only have authority to file with the Delaware Secretary of State a Certificate of Amendment effecting a Reverse Stock Split within one year from the Record Date.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Splits determined by our Board, a minimum of fifty and a maximum of one hundred fifty shares in aggregate of existing Common Stock will be combined into one new share of Common Stock. The table below, which except for the final column does not take into account the Stock Increase Amendment, illustrates the number of shares of Common Stock authorized for issuance following different Reverse Stock Splits, the approximate number of shares of Common Stock that would remain outstanding following each such Reverse Stock Split, and the number of unreserved shares of Common Stock available for future issuance following each such Reverse Stock Split. The examples in the table below for Reverse Stock Splits range from 1-for-20 to 1-for-100, which is the aggregate ratio allowed under this proposal. Any other ratios selected within such range would result in a number of shares of Common Stock issued and outstanding following the transaction between 196,264 and 981,319 shares. The information in the following table is based on 19,626,378 shares of Common Stock issued and outstanding as of April 9, 2024 and 8,851,871 shares reserved for future issuance as of April 9, 2024 assuming conversion of all convertible securities of the Company.

Proposed Ratio	Number of authorized shares of Common Stock	Approximate Number of Shares of Common Stock Issued and Outstanding Post-Reverse Stock Split	Number of Shares of Common Stock Reserved for Issuance (1)	Approximate Number of Unreserved Shares of Common Stock Available for Future Issuance Assuming Conversion of all Outstanding Convertible Securities Post-Reverse Stock Split
1-for-20	900,000,000	981,319	442,594	1,423,913
1-for-100	900,000,000	196,264	88,519	284,783

(1) Includes (i) options to purchase 3,411,732 shares of our common stock and an average weighted exercise price of $2.53 per share as of April 9, 2024; (ii) warrants to purchase an aggregate of 4,724,480 shares of our common stock with a weighted average exercise price of $1.41 per share as of April 9, 2024, and (iii) 715,659 shares of our common stock reserved for future issuance under our 2023 Stock Incentive Plan.

The actual number of shares of Common Stock issued and outstanding after giving effect to a Reverse Stock Split, if implemented, will depend on the Reverse Stock Split ratio and the number of Reverse Stock Splits, if any, that are ultimately determined by our Board.

Any Reverse Stock Splits will affect all holders of our Common Stock uniformly and will not affect any Stockholder’s percentage ownership interest in the Company, except as described below in “Fractional Shares.” Record holders of Common Stock otherwise entitled to a fractional share as a result of a Reverse Stock Split will receive a full share rather than a fractional share.

In the event the Company effectuates one or more Reverse Stock Splits, the Company will be able to issue substantially more Common Stock. Future issuances of Common Stock or securities convertible into Common Stock will have a significant dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of current Stockholders. If a Reverse Stock Split is effected, our Stockholders will experience significant dilution as a result of shares of Common Stock being issued pursuant to our outstanding convertible securities, including our outstanding convertible preferred stock. Further, due to our need to raise additional capital in order to fund continuing operations, our Stockholders will also experience significant dilution as a result of shares of Common Stock being issued in connection with future financings that the Company may complete.

The Reverse Stock Splits may result in some Stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below. After the Reverse Stock Splits, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act. The bid and ask prices for our Common Stock will continue to be quoted on the Nasdaq Capital Market under the symbol “TRNR.”

After the effective time of the Reverse Stock Splits, the post-split market price of our Common Stock may be less than the pre-split price multiplied by the Reverse Stock Split ratio. In addition, a reduction in number of shares issued may impair the liquidity for our Common Stock, which may reduce the value of our Common Stock.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares of Common Stock following the implementation of the Reverse Stock Split(s), the Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act and the implementation of the proposed Reverse Stock Split(s) will not cause the Company to go private.

Authorized Shares of Common Stock

The Reverse Stock Splits will not change the number of authorized shares of the Company’s Common Stock under the Company’s Certificate of Incorporation. Because the number of issued and outstanding shares of Common Stock will decrease, the number of shares of Common Stock remaining available for issuance will increase. Currently, under our Certificate of Incorporation, our authorized capital stock consists of 900,000,000 shares of Common Stock. Please see “Reasons for the Reverse Stock Splits; Potential Consequences of the Reverse Stock Splits” for more information.

By increasing the number of authorized but unissued shares of Common Stock, the Reverse Stock Splits could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares of Common Stock to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company or its Stockholders. The Reverse Stock Split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the Reverse Stock Splits may limit the opportunity for the Company’s Stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The Reverse Stock Splits may have the effect of permitting the Company’s current management, including the current Board, to retain its position, and place it in a better position to resist changes that the Company’s Stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board is not aware of any attempt to take control of the Company and the Board of Directors has not approved the Reverse Stock Splits with the intent that they be utilized as a type of anti-takeover device.

Beneficial Holders of Common Stock (i.e. Stockholders who hold in street name)

Upon the implementation of a Reverse Stock Split, we intend to treat shares held by Stockholders through a bank, broker, custodian or other nominee in the same manner as registered Stockholders whose shares of Common Stock are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect a Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered Stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. Stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These Stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares of Common Stock electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split Common Stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our Common Stock in certificated form will be sent a transmittal letter by our transfer agent after the effective time of the Stock Split. The letter of transmittal will contain instructions on how a Stockholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”). No New Certificates will be issued to a Stockholder until such Stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No Stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock that they are entitled as a result of a Reverse Stock Split, subject to the treatment of fractional shares described below. Until surrendered, we will deem outstanding Old Certificates held by Stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these Stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

The Company expects that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. No service charges will be payable by holders of shares of Common Stock in connection with the exchange of certificates. All of such expenses will be borne by the Company.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

The Company does not currently intend to issue fractional shares of Common Stock in connection with any Reverse Stock Split. Therefore, the Company does not expect to issue certificates representing fractional shares of Common Stock. In lieu of any fractional shares, the Company will issue to stockholders of record who would otherwise hold a fractional share because the number of shares of common stock they hold of record before the Reverse Stock Split is not evenly divisible by the Reverse Stock Split ratio that number of shares of common stock, as rounded up to the nearest whole share. No stockholders will receive cash in lieu of fractional shares.

The Company does not expect the Reverse Stock Split and the rounding up of fractional shares to whole shares to result in a significant reduction in the number of record holders. The Company presently does not intend to seek any change in its status as a reporting company for federal securities law purposes, either before or after the Reverse Stock Split.

Effect of the Reverse Stock Split(s) on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, Convertible or Exchangeable Securities, and Preferred Stock.

Based upon the applicable Reverse Stock Split ratio determined by the Board of Directors, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares of Common Stock issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities, including any preferred stock, entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following such Reverse Stock Split as was the case immediately preceding such Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares of Common Stock reserved for issuance pursuant to these securities will be proportionately based upon the Reverse Stock Split ratio determined by the Board, subject to our treatment of fractional shares. In the event of a Reverse Stock Split, the maximum number of shares that can be issued under the 2023 Plan (including the ISO share grant limit), the number of shares issued under the 2023 Plan and subject to each award, the exercise prices of outstanding awards, the maximum number of shares that are reserved under the 2023 Plan, and the number of shares available for issuance under the 2023 Plan, shall each be equitably and proportionately adjusted by the 2023 Plan Committee (as defined herein).

Accounting Matters

The proposed amendment to the Company’s Certificate of Incorporation will not affect the par value of our Common Stock per share, which will remain $0.0001 par value per share.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split(s) to holders of our Common Stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our Common Stock that is (i) a citizen or individual resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. In addition, it does not purport to address all aspects of federal income taxation that may be relevant to Stockholders in light of their particular circumstances or to any Stockholder that may be subject to special tax rules, including without limitation: (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split(s).

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Proxy Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split(s). There can be no assurance that the Internal Revenue Service will not take a contrary position to the tax consequences described herein or that such position will be sustained by a court. No opinion of counsel or ruling from the Internal Revenue Service has been obtained with respect to the U.S. federal income tax consequences of the Reverse Stock Split(s).

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT(S) IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

Based on the assumption that the Reverse Stock Split(s) will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code, and subject to the limitations and qualifications set forth in this discussion, the following is a general discussion of the U.S. federal income tax consequences relating to the Reverse Stock Split(s).

We believe that the Reverse Stock Split(s) should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a U.S. holder generally should not recognize gain or loss on the Reverse Stock Split(s). The aggregate tax basis of the post-split shares of Common Stock received should be equal to the aggregate tax basis of the pre-split shares of Common Stock exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares of Common Stock received will include the holding period of the pre-split shares of Common Stock exchanged. U.S. holders should consult their tax advisors as to the application of the foregoing rules where shares of our Common Stock were acquired at different times or at different prices.

Cash payments received by a U.S. holder of our Common Stock pursuant to the Reverse Stock Split(s) may be subject to information reporting, and may be subject to backup withholding if the U.S. holder fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of the tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the Internal Revenue Service.

No Appraisal Rights

Under Delaware law and our charter documents, holders of our Common Stock will not be entitled to dissenter’s rights or appraisal rights with respect to any Reverse Stock Splits.

Vote Required

The affirmative vote of a majority of the Shares outstanding as of the Record Date is required to approve an amendment to the Company’s Certificate of Incorporation to approve the Reverse Stock Split.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE DISCRETIONARY AUTHORITY TO THE COMPANY’S BOARD OF DIRECTORS TO AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT ONE OR MORE REVERSE STOCK SPLITS.

PROPOSAL EIGHT:

NON-BINDING ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of the Named Executive Officers (“NEOS”), as we have described it in the “Executive Compensation” section of this proxy statement. While this vote is advisory, and not binding on the Company, it will provide information to our Board and Compensation Committee regarding investor sentiment about our executive compensation policies and practices, which the Committee will be able to consider when determining future executive compensation.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution:

“Resolved, that the compensation of the Company’s NEOs, as disclosed pursuant to compensation disclosure rules of the SEC located in the “Executive Compensation” section of this proxy statement, and the accompanying executive compensation table and narrative discussions, is hereby APPROVED.”

The vote on this Proposal Eight is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board and the Compensation Committee value input from shareholders and will consider the outcome of the vote when making future executive compensation decisions. The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal Eight.

Vote Required

To be approved, this non-binding vote must be approved by a majority of the Shares present or represented by proxy and entitled to vote on the subject matter at the Annual Meeting. The say-on-pay vote is advisory, and therefore not binding on the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of our Stockholders and to the extent there is any significant vote against the named executive officers’ compensation as disclosed in this Proxy Statement and the accompanying Annual Report, we will consider our Stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED UNDER THE HEADING “EXECUTIVE COMPENSATION,” AND THE RELATED DISCLOSURES CONTAINED IN THIS PROXY STATEMENT, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

PROPOSAL Nine:

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER

ADVISORY VOTES ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders are also entitled to vote, on an advisory basis, on whether the “say-on-pay” vote, as required by Section 14A of the Exchange Act, should occur every one, two, or three years. The vote on the frequency of the say-on-pay vote, just as with the say-on-pay vote itself, is advisory only, and it also is not binding on us or on our Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board will carefully consider the outcome of the vote when determining the frequency of future stockholder advisory votes to approve the compensation of our named executive officers.

Vote Required

Although our executive compensation programs are designed to promote a long-term connection between pay and performance, after careful consideration, the Board has determined that a say-on-pay vote that occurs every three years is the most appropriate alternative for our company at this time. While executive compensation is evaluated annually, the Board of Directors also considers progress over a multi-year timeframe, which is common in small- and mid-capitalization companies in our industry. The Board of Directors believes that a vote every three years provides stockholders the opportunity to evaluate our compensation program on a more thorough, longer-term basis than an annual vote. Therefore, the Board recommends that you vote for a “Three Year” frequency for the say-on-pay vote.

Although the Board recommends a say-on-pay vote be held three years, you may vote one of four choices for this Proposal Nine on the proxy card: “One Year”, “Two Years”, “Three Years”, or “Abstain.”

THE BOARD RECOMMENDS A VOTE FOR A FREQUENCY OF “THREE YEARS” FOR FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

PROPOSAL ten:

AUTHORIZATION TO ADJOURN THE ANNUAL MEETING

If the Annual Meeting is convened and a quorum is present, but there are not sufficient votes to approve the forgoing proposals described in this Proxy Statement, the Company may move to adjourn the Annual Meeting at that time in order to enable our Board to solicit additional proxies.

In this Proposal Ten, we are asking our Stockholders to authorize the Company to adjourn the Annual Meeting to another time and place, if necessary or advisable, to solicit additional proxies in the event that there are not sufficient votes to approve the forgoing proposals, each as described in this Proxy Statement. If our Stockholders approve this Proposal Ten, we could adjourn the Annual Meeting and any adjourned session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our Stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat the forgoing proposals, we could adjourn the Annual Meeting without a vote on such proposals and seek to convince our Stockholders to change their votes in favor of such proposals.

If it is necessary or advisable to adjourn the Annual Meeting, no notice of the adjourned meeting is required to be given to our Stockholders, other than an announcement at the Annual Meeting of the time and place to which the Annual Meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting. If, however, after the adjournment the Board fixes a new record date for the adjourned meeting, a notice of adjourned meeting, shall be provided to each Stockholder of record on the new record date entitled to vote at such meeting.

Vote Required

The affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the subject matter at the Annual Meeting is required to approve this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE ADJOURNMENT OF THE ANNUAL MEETING.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the best judgment and in the discretion of the persons voting the proxies.

By order of the Board of Directors,

Trent A. Ward
Chief Executive Officer

May [*], 2024

Austin, TX

Appendix A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTERACTIVE STRENGTH INC.

Interactive Strength Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Article Fourth, so that, as amended, the following shall be added as Section 4.C (4):

“(4) Reverse Stock Split. Effective at 11:59 p.m., Eastern Time, on [ ], 202[4] (the “Reverse Split Effective Time”), every [ ] shares of Common Stock issued and outstanding or held by the Corporation as treasury shares as of the Reverse Split Effective Time shall automatically, and without action on the part of the stockholders, be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock, without effecting a change to the par value per share of Common Stock, subject to the treatment of fractional interests as described below (the “Reverse Split”). No fractional shares shall be issued in connection with the exchange. In lieu thereof, any person who holds a fraction of one (1) share of Common Stock after the exchange shall have their fraction of one (1) share rounded up to the nearest whole fraction of one (1) share of Common Stock. As of the Reverse Split Effective Time and thereafter, a certificate representing shares of Common Stock prior to the Reverse Split is deemed to represent the number of post-Reverse Split shares into which the pre-Reverse Split shares were reclassified and combined. The Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Corporation and all references to such Common Stock in agreements, arrangements, documents and plans relating thereto, or any option or right to purchase or acquire shares of Common Stock, shall be deemed to be references to the Common Stock, or options or rights to purchase or acquire shares of Common Stock, after giving effect to the Reverse Split.”

SECOND. That a resolution was duly adopted by unanimous written consent of the directors of the Corporation, pursuant to Section 242 of the DGCL, setting forth the above-mentioned amendment to the Second Amended and Restated Certificate of Incorporation and declaring said amendment to be advisable.

THIRD. Pursuant to the resolution of the board of directors of the Corporation, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this [ ] day of [ ], 2024.

INTERACTIVE STRENGTH INC.

By:
Name:	Trent A. Ward
Title:	Chief Executive Officer

Appendix B

Interactive Strength Inc. 2023 Equity Incentive Plan

INTERACTIVE STRENGTH INC.

2023 STOCK INCENTIVE PLAN

(Adopted by the Board of Directors on _____)

(Approved by the Stockholders on _____)

Effective Date: ______________

(u)	“Participant”	9

(v)	“Plan”	9

(w)	“Predecessor Plan”	9

(x)	“Purchase Price”	10

(y)	“Restricted Share”	10

(z)	“Returning Shares”	10

(aa)	“SAR”	10

(bb)	“Section 409A”	10

(cc)	“Securities Act”	10

(dd)	“Service”	10

(ee)	“Share”	10

(ff)	“Stock”.	10

(gg)	“Stock-Based Award”	10

(hh)	“Stock Unit”	11

(ii)	“Subsidiary”	11

SECTION 3.	ADMINISTRATION	11

(a)	Committee Composition	11

(b)	Committee Appointment	11

(c)	Committee Responsibilities	11

SECTION 4.	ELIGIBILITY	13

(a)	General Rule	13

(b)	Ten-Percent Stockholders	13

(c)	Attribution Rules	13

(d)	Outstanding Stock	13

SECTION 5.	STOCK SUBJECT TO PLAN; OUTSIDE DIRECTOR COMPENSATION LIMIT	13

(a)	Basic Limitation	13

(b)	Additional Shares	14

(c)	Substitution and Assumption of Awards	14

(d)	Outside Director Compensation Limit	14

SECTION 6.	RESTRICTED SHARES	15

(a)	Restricted Share Award Agreement	15

(b)	Payment for Awards	15

(c)	Vesting	15

(d)	Voting and Dividend Rights	15

(e)	Restrictions on Transfer of Shares	15

SECTION 7.	TERMS AND CONDITIONS OF OPTIONS	15

(a)	Option Award Agreement	15

(b)	Number of Shares	16

(c)	Exercise Price	16

(d)	Withholding Taxes	16

(e)	Exercisability and Term	16

(f)	Exercise of Options	16

(g)	Effect of Change in Control	17

(h)	No Rights as a Stockholder	17

(i)	Modification, Extension and Renewal of Options	17

(j)	Restrictions on Transfer of Shares	17

(k)	Buyout Provisions	17

SECTION 8.	PAYMENT FOR SHARES	17

(a)	General Rule	17

(b)	Surrender of Stock	17

(c)	Services Rendered	18

(d)	Cashless Exercise	18

(e)	Exercise/Pledge	18

(f)	Net Exercise	18

(g)	Promissory Note	18

(h)	Other Forms of Payment	18

(i)	Limitations under Applicable Law	18

SECTION 9.	STOCK APPRECIATION RIGHTS	18

(a)	SAR Award Agreement	18

(b)	Number of Shares	19

(c)	Exercise Price	19

(d)	Exercisability and Term	19

(e)	Effect of Change in Control	19

(f)	Exercise of SARs	19

(g)	Modification, Extension or Assumption of SARs	19

(h)	Buyout Provisions	20

SECTION 10.	STOCK UNITS	20

(a)	Stock Unit Award Agreement	20

(b)	Payment for Awards	20

(c)	Vesting Conditions	20

(d)	Voting and Dividend Rights	20

(e)	Form and Time of Settlement of Stock Units	20

(f)	Death of Participant	21

(g)	Creditors’ Rights	21

SECTION 11.	CASH-BASED AWARDS AND STOCK BASED AWARDS	21

SECTION 12.	ADJUSTMENT OF SHARES	21

(a)	Adjustments	21

(b)	Dissolution or Liquidation	22

(c)	Merger or Reorganization	22

(d)	Reservation of Rights	23

SECTION 13.	DEFERRAL OF AWARDS	23

(a)	Committee Powers	23

(b)	General Rules	24

SECTION 14.	AWARDS UNDER OTHER PLANS	24

SECTION 15.	PAYMENT OF DIRECTOR’S FEES IN SECURITIES	24

(a)	Effective Date	24

(b)	Elections to Receive NSOs, SARs, Restricted Shares, or Stock Units	24

(c)	Number and Terms of NSOs, SARs, Restricted Shares or Stock Units	24

SECTION 16.	LEGAL AND REGULATORY REQUIREMENTS	25

SECTION 17.	TAXES	25

(a)	Withholding Taxes	25

(b)	Share Withholding	25

(c)	Section 409A	25

SECTION 18.	TRANSFERABILITY	26

SECTION 19.	PERFORMANCE BASED AWARDS	26

SECTION 20.	RECOUPMENT	26

SECTION 21.	NO EMPLOYMENT RIGHTS	26

SECTION 22.	DURATION AND AMENDMENTS	26

(a)	Term of the Plan	26

(b)	Right to Amend the Plan	27

(c)	Effect of Termination	27

SECTION 23.	AWARDS TO PARTICIPANTS OUTSIDE THE UNITED STATES	27

SECTION 24.	GOVERNING LAW	27

SECTION 25.	SUCCESSORS AND ASSIGNS	27

SECTION 26.	EXECUTION	27

INTERACTIVE STRENGTH INC.

2023 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan is effective on the date on which the registration statement covering the initial public offering of the Shares is declared effective by the United States Securities and Exchange Commission (the “Effective Date”). The Plan’s purpose is to enhance the Company’s ability to attract, retain, incent, reward, and motivate persons who make (or are expected to make) important contributions to the Company and/or its Subsidiaries and Affiliates by providing Participants with equity ownership and other incentive opportunities.

SECTION 2. DEFINITIONS.

(a) “Affiliate” means any entity other than a Subsidiary if the Company and/or one or more Subsidiaries own not less than fifty percent (50%) of such entity.

(b) “Award” means any award of an Option, a SAR, a Restricted Share, a Stock Unit, a Stock-Based Award, or a Cash-Based Award under the Plan.

(c) “Award Agreement” means the agreement between the Company and the recipient of an Award which contains the terms, conditions and restrictions pertaining to such Award.

(d) “Board of Directors” or “Board”means the Board of Directors of the Company, as constituted from time to time.

(e) “Cash-Based Award” means an Award that entitles the Participant to receive a cash-denominated payment.

(f) “Change in Control” means the occurrence of any of the following events:

(i)	A change in the composition of the Board occurs as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)	Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)

Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”);

provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(ii)

Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding Shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company;

(iii)

The consummation of a merger or consolidation of the Company or a Subsidiary of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor); or

(iv)	The sale, transfer, or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (f)(i) above, the term “look-back” date means the later of (1) the Effective Date and (2) the date that is twenty-four (24) months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (f)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary, (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock, and (3) the Company or any Subsidiary of the Company.

Any other provision of this Section 2(f) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission in connection with an initial or secondary public offering of securities or debt of the Company to the public or on account of any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

(g) “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h) “Committee” means the Compensation Committee as designated by the Board which is authorized to administer the Plan as described in Section 3 hereof.

(i) “Company” means Interactive Strength Inc., a Delaware corporation, including any successor thereto.

(j) “Consultant” means an individual who is a consultant or advisor and who provides bona fide services to the Company, a Parent, a Subsidiary, or an Affiliate as an independent contractor (not including service as a member of the Board) or a member of the board of directors of a Parent or a Subsidiary, in each case who is not an Employee.

(k) “Disability” means any permanent and total disability as defined by Section 22(e)(3) of the Code, or in the case of a Participant outside the United States, such other definition as determined by the Committee for purposes of the Plan taking into consideration the provisions of applicable law.

(l) “Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary, or an Affiliate.

(m) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(n) “Exercise Price” means, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Option Award Agreement. “Exercise Price” means, in the case of a SAR, an amount, as specified in the applicable SAR Award Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(o) “Fair Market Value” with respect to a Share means the market price of one Share determined by the Committee as follows:

(i)

If the Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

(ii)

If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system; or

(iii)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

The determination of fair market value for purposes of tax withholding may be made in the Committee’s discretion subject to applicable law and is not required to be consistent with the determination of Fair Market Value for other purposes.

For any date that is not a trading day, the Fair Market Value of a share of Stock for such date shall be determined under clauses (i) and (ii) above with reference to the immediately preceding trading day. In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons and shall be consistent with the rules of Section 409A and Section 422 of the Code to the extent applicable.

(p) “ISO” means an Option intended to be an “incentive stock option” described in Section 422 of the Code. Each Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Option Award Agreement.

(q) “Nonstatutory Option” or “NSO”means an Option that is not an ISO.

(r) “Option” means an option entitling the holder to acquire Shares upon payment of the exercise price.

(s) “Outside Director” means a member of the Board who is not a common-law employee of, or paid consultant to, the Company, a Parent or a Subsidiary.

(t) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(u) “Participant” means a person who holds an Award.

(v) “Plan” means this 2023 Stock Incentive Plan of Interactive Strength Inc., as amended from time to time.

(w) “Predecessor Plan” means the Interactive Strength Inc. 2020 Equity Incentive Plan.

(x) “Purchase Price” means the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option or SAR), as specified by the Committee.

(y) “Restricted Share” means a Share subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied awarded under the Plan.

(z) “Returning Shares” means Shares subject to outstanding stock awards granted under the Predecessor Plan and that following the Effective Date: (i) are not issued because such award or portion thereof is forfeited or terminated for any reason before being exercised or settled; (ii) are not issued because such stock award or any portion thereof is settled in cash; (iii) are subject to vesting restrictions and are subsequently forfeited; (iv) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (v) are withheld or reacquired to satisfy a tax withholding obligation.

(aa) “SAR” means a right entitling the holder upon exercise to receive an amount (payable in cash or in Stock of equivalent value) equal to the excess of the Fair Market Value of the Stock subject to the right over the Exercise Price from which appreciation under the SAR is to be measured.

(bb) “Section 409A” means Section 409A of the Code.

(cc) “Securities Act” means the United States Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(dd) “Service” means service as an Employee, Consultant or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. Service terminates three (3) months after an Employee goes on a bona fide leave of absence that was approved by the Company in writing, except where the terms of the approved leave provide otherwise, or when continued Service crediting is required by applicable law. For purposes of determining whether an Option is entitled to ISO status, an Employee’s employment will be treated as terminating three (3) months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan. Unless a different treatment is approved by the Company, vesting will be adjusted pro-rata for any approved reductions in work hours (for example, from full-time to part-time) other than due to an approved leave of absence as discussed in the prior sentence (i.e., the portion of the award vesting on each vesting date is reduced pro-rata based on the reduction in hours worked).

(ee) “Share” means one share of Stock as adjusted in accordance with Section 12 (if applicable).

(ff) “Stock” means the common stock, par value $0.0001 per Share, of the Company.

(gg) “Stock-Based Award” means an Award other than an Option, a SAR, a Restricted Share, a Stock Unit that is convertible into or otherwise based on Shares.

(hh) “Stock Unit” means a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash measured by the value of a Share on a future date) and may be subject to the satisfaction of performance or other vesting conditions.

(ii) “Subsidiary” means any corporation, if the Company owns and/or one or more other Subsidiaries own not less than fifty percent (50%) of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date. The determination of whether an entity is a “Subsidiary” shall be made in accordance with Section 424(f) of the code.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Plan shall be administered by a Committee appointed by the Board, or by the Board acting as the Committee. The Committee shall consist of two or more directors of the Company. In addition, to the extent required by the Board, the composition of the Committee shall satisfy such requirements of the New York Stock Exchange or the Nasdaq Stock Market, as applicable, and as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.

(b) Committee Appointment. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan, grant Awards under the Plan and determine all terms of such grants, in each case with respect to all Employees, Consultants and Outside Directors (except such as may be on such committee), provided that such committee or committees may perform these functions only with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable laws, the Board or the Committee may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board or the Committee shall specify the total number of Awards that such officers may so award.

(c) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)	To interpret the Plan and to apply its provisions;

(ii)	To adopt, amend, or rescind rules, procedures, and forms relating to the Plan;

(iii)	To adopt, amend, or terminate sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(iv)	To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v)	To determine when Awards are to be granted under the Plan;

(vi)	To select the Participants to whom Awards are to be granted;

(vii)	To determine the type of Award and number of Shares or amount of cash to be made subject to each Award;

(viii)

To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as an NSO, and to specify the provisions of the agreement relating to such Award;

(ix)	To amend any outstanding Award Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(x)	To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(xi)	To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xii)	To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xiii)	To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement;

(xiv)	To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting, and/or ability to retain any Award; and

(xv)	To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that such member of the Committee has taken or has failed to take in good faith with respect to the Plan or any Award under the Plan.

SECTION 4. ELIGIBILITY.

(a) General Rule. The Committee will select Participants from among Employees, Consultants and Outside Directors. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 4(a) who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 4(a) who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the United States Treasury Regulations.

(b) Ten-Percent Stockholders. An Employee who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(c) Attribution Rules. For purposes of Section 4(b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors, and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be deemed to be owned proportionately by or for its stockholders, partners, or beneficiaries.

(d) Outstanding Stock. For purposes of Section 4(b) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include Shares authorized for issuance under outstanding options held by the Employee or by any other person.

SECTION 5. STOCK SUBJECT TO PLAN; OUTSIDE DIRECTOR COMPENSATION LIMIT.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued shares or treasury shares. The maximum aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed (i) ____________ Shares (the “Share Reserve”), plus (ii) the sum of any Returning Shares which become available from time to time, plus (iii) the sum of any Shares which, but for the termination of the Predecessor Plan immediately prior to the Effective Date, were at such time reserved and available for issuance under the Predecessor Plan but not issued or subject to outstanding awards, plus (iv) an annual increase on the first day of each calendar year for a period of not more than ten years beginning on January 1, 2024 and ending on (and including) January 1, 2032, in an amount equal to (x) five (5%) of the total number of Shares outstanding on the last day of the immediately preceding calendar year or (y) such lesser amount (including zero) that the Committee or Board determines for purposes of the annual increase for that calendar year. Notwithstanding the foregoing, the number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed five (5) times the number of Shares provided under clause (i) above plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 5(b), but nothing in this Section 5 will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 12. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b) Additional Shares. If Restricted Shares or Shares issued upon the exercise of options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options, or SARs are forfeited or terminate for any reason before being exercised or settled, or an Award is settled in cash without the delivery of Shares to the holder, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units or SARs are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units or SARs shall reduce the number available in Section 5(a) and the balance (including any Shares withheld to satisfy tax withholding obligations) shall again become available for Awards under the Plan. Any Shares withheld to satisfy the Exercise Price or tax withholding obligation pursuant to any Award of Options or SARs shall be added back to the Shares available for Awards under the Plan. Notwithstanding the foregoing provisions of this Section 5(b), Shares that have actually been issued shall not again become available for Awards under the Plan except for Shares that are forfeited and do not become vested.

(c) Substitution and Assumption of Awards. The Committee may make Awards under the Plan by assumption, substitution, or replacement of stock options, stock appreciation rights, stock units, or similar awards granted by another entity (including a Parent or Subsidiary), if such assumption, substitution, or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation, or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its affiliate). The terms of such assumed, substituted, or replaced Awards shall be as the Committee, in its discretion, determines is appropriate, notwithstanding limitations on Awards in the Plan. Any such substitute or assumed Awards shall not count against the Share limitation set forth in Section 5(a) (nor shall Shares subject to such Awards be added to the Shares available for Awards under the Plan as provided in Section 5(b) above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan.

(d) Outside Director Compensation Limit. The maximum number of Shares subject to Awards granted under the Plan during any one calendar year to any Outside Director taken together with any cash fees paid by the Company to such Outside Director during such calendar year for service on the Board (other than the calendar year in which an Outside Director commences service on the Board), will not exceed five hundred thousand dollars ($500,000) in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes), or, with respect to the calendar year in which an Outside Director is first appointed or elected to the Board, seven hundred and fifty thousand dollars ($750,000).

SECTION 6. RESTRICTED SHARES.

(a) Restricted Share Award Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services, and future services.

(c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award Agreement. A Restricted Share Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. A holder of Restricted Shares awarded under the Plan shall have the same voting, dividend, and other rights as the Company’s other stockholders, except that in the case of any unvested Restricted Shares, the holder shall not be entitled to any dividends or other distributions paid or distributed by the Company in respect of outstanding Shares. Notwithstanding the foregoing, at the Committee’s discretion, the holder of unvested Restricted Shares may be credited with such dividends and other distributions, provided that such dividends and other distributions shall be paid or distributed to the holder only if, when and to the extent such unvested Restricted Shares vest. The value of dividends and other distributions payable or distributable with respect to any unvested Restricted Shares that do not vest shall be forfeited. At the Committee’s discretion, the Restricted Share Award Agreement may require that the holder of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions as the Award with respect to which the dividend was paid. For the avoidance of doubt, other than with respect to the right to receive dividends and other distributions, the holders of unvested Restricted Shares shall have the same voting rights and other rights as the Company’s other stockholders in respect of such unvested Restricted Shares.

(e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal, or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Share Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7. TERMS AND CONDITIONS OF OPTIONS.

(a) Option Award Agreement. Each grant of an Option under the Plan shall be evidenced by an Option Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in an Option Award Agreement. The Option Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Option Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each Option Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 12.

(c) Exercise Price. Each Option Award Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant (one hundred and ten percent (110%) for ISOs granted to Employees described in Section 4(b)), and the Exercise Price of an NSO shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

(d) Withholding Taxes. As a condition to the exercise of an Option, the Participant shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Participant shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e) Exercisability and Term. Each Option Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Option Award Agreement shall also specify the term of the Option; provided that the term of an option shall in no event exceed ten (10) years from the date of grant (five (5) years for ISOs granted to Employees described in Section 4(b)). An Option Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee in its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f) Exercise of Options. Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Participant’s estate or any person who has acquired such Option(s) directly from the Participant by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g) Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

(h) No Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Shares covered by an Option or other Award until the date of the issuance of a stock certificate or other evidence of ownership for such Shares or until the Participant’s ownership of such Shares shall have been entered into the books of the registrar in the case of uncertificated stock. No adjustments shall be made, except as provided in Section 12.

(i) Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend, or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or for cash. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, materially impair the Participant’s rights or obligations under such Option; provided, however, that an amendment or modification that may cause an ISO to become an NSO, and any amendment or modification that is required to comply with the rules applicable to ISOs, shall not be treated as materially impairing the rights or obligations of the Participant.

(j) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal, and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Option Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

(k) Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (ii) authorize a Participant to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 8. PAYMENT FOR SHARES.

(a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(h) below.

(b) Surrender of Stock. To the extent that an Option Award Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Participant or the Participant’s representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Participant and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d) Cashless Exercise. To the extent that an Option Award Agreement so provides, if the Stock is traded on an established securities market, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e) Exercise/Pledge. To the extent that an Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f) Net Exercise. To the extent that an Option Award Agreement so provides, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash or any other form of payment permitted under the Option Award Agreement.

(g) Promissory Note. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.

(h) Other Forms of Payment. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations, and rules.

(i) Limitations under Applicable Law. Notwithstanding anything herein or in an Option Award Agreement or Restricted Share Award Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9. STOCK APPRECIATION RIGHTS.

(a) SAR Award Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each SAR Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 12.

(c) Exercise Price. Each SAR Award Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

(d) Exercisability and Term. Each SAR Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Award Agreement shall also specify the term of the SAR provided that the term of the SAR shall in no event exceed ten (10) years from the date of grant. A SAR Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.

(f) Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after the Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(g) Modification, Extension or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend, or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or cash. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair the Participant’s rights or obligations under such SAR.

(h) Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents a SAR previously granted, or (ii) authorize a Participant to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 10. STOCK UNITS.

(a) Stock Unit Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Award Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Award Agreement. A Stock Unit Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, retirement, or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right, if awarded, entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend equivalents may also be converted into additional Stock Units at the Committee’s discretion. Dividend equivalents shall not be distributed prior to settlement of the Stock Unit to which the dividend equivalents pertain. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach. The value of dividend equivalents payable or distributable with respect to any unvested Stock Units that do not vest shall be forfeited. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A to the extent applicable to the Participant.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. A Stock Unit Award Agreement may provide that vested Stock Units may be settled in a lump sum or in installments. A Stock Unit Award Agreement may provide that the distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date, subject to compliance with Section 409A, to the extent applicable. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 12.

(f) Death of Participant. Any Stock Unit Award that becomes payable after the Participant’s death shall be distributed to the Participant’s beneficiary or beneficiaries, provided the Committee has permitted the designation of a beneficiary and such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Committee. Each recipient of a Stock Unit Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company, provided the Committee has permitted the designation of beneficiaries. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If the Committee has not permitted the designation of a beneficiary, if no beneficiary was designated or if no designated beneficiary survives the Participant, then any Stock Units Award that becomes payable after the Participant’s death shall be distributed to the Participant’s estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company subject to the terms and conditions of the applicable Stock Unit Award Agreement.

SECTION 11. CASH-BASED AWARDS AND STOCK BASED AWARDS.

The Committee may, in its sole discretion, grant Cash-Based Awards and Stock-Based Awards to any Participant in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant and specify in an applicable Award Agreement. The Committee shall determine the maximum duration of the Cash-Based Award or Stock-Based Awards, the amount of cash which may be payable pursuant to the Cash-Based Award, the conditions upon which the Cash-Based Award or Stock-Based Awards shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula, or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award or Stock-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in Shares, as the Committee determines.

SECTION 12. ADJUSTMENT OF SHARES.

(a) Adjustments.

(i)

Recapitalization Transactions. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(A)	The class(es) and number of securities available for future Awards and the limitations set forth under Section 5;

(B)	The class(es) and number of securities covered by each outstanding Award; and

(C)	The Exercise Price under each outstanding Option and SAR.

(ii)

Other adjustments. In the event of other transactions, the Committee may make such changes as provided in subsection (a) herein, as it determines are necessary or appropriate to avoid distortion in the operation of the Plan.

(iii)	Committee’s Authority. The Committee’s determinations will be final, binding and conclusive.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs, and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Subject to compliance with Section 409A, to the extent applicable, such agreement may provide for, without limitation, one or more of the following:

(i)	The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii)	The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii)	The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv)	Immediate vesting, exercisability, or settlement of outstanding Awards followed by the cancellation of such Awards upon or immediately prior to the effectiveness of such transaction;

(v)

Cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the Committee, in its sole discretion, may consider appropriate; or

(vi)

Settlement of the intrinsic value of the outstanding Awards (whether or not then vested or exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards or the underlying Shares) followed by the cancellation of such Awards (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), provided that any such amount may be delayed to the same extent that payment of consideration to the holders of Stock in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks or other contingencies;

in each case without the Participant’s consent. Any acceleration of payment of an amount that is subject to Section 409A will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A without triggering any additional taxes applicable under Section 409A. Any actions hereunder will comply with, or be exempt from, Section 409A to the extent determined by the Committee to be reasonably practicable.

The Company will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

(d) Reservation of Rights. Except as provided in this Section 12, a Participant shall have no rights by reason of any subdivision or consolidation of Shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of Shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell, or transfer all or any part of its business or assets. In the event of any potential change affecting the Shares or the Exercise Price of Shares subject to an Award, including a merger or other reorganization, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the occurrence of such event.

SECTION 13. DEFERRAL OF AWARDS.

(a) Committee Powers. Subject to compliance with Section 409A, the Committee (in its sole discretion) may permit or require a Participant to:

(i)

Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(ii)	Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(iii)

Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books.

Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

(b) General Rules. A deferred compensation account established under this Section 13 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures, and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 13.

SECTION 14. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under the Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

SECTION 15. PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

(a) Effective Date. No provision of this Section 15 shall be effective unless and until the Board has determined to implement such provision.

(b) Elections to Receive NSOs, SARs, Restricted Shares, or Stock Units. An Outside Director may elect to receive the Outside Director’s annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, SARs, Restricted Shares, Stock Units, or a combination thereof, as determined by the Board. Alternatively, the Board may mandate payment in any of such alternative forms. Such NSOs, SARs, Restricted Shares, and Stock Units shall be issued under the Plan. An election under this Section 15 shall be filed with the Company on the prescribed form.

(c) Number and Terms of NSOs, SARs, Restricted Shares or Stock Units. The number of NSOs, SARs, Restricted Shares, or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, SARs, Restricted Shares, or Stock Units shall also be determined by the Board.

SECTION 16. LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act, United States state securities laws and regulations, the regulations of any stock exchange on which the Company’s securities may then be listed and any foreign securities, exchange control or other applicable laws, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

SECTION 17. TAXES.

(a) Withholding Taxes. To the extent required by applicable federal, state, local, or foreign law, a Participant or the Participant’s successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee may permit a Participant to satisfy all or part of the Participant’s withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that the Participant previously acquired. Such Shares shall be valued at their fair market value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the maximum applicable tax withholding.

(c) Section 409A. Each Award that provides for “nonqualified deferred compensation” within the meaning of Section 409A shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A. If any amount under such an Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six (6) months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties, and/or additional tax imposed pursuant to Section 409A. In addition, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 18. TRANSFERABILITY.

Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated, or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer, or encumbrance in violation of this Section 18 shall be void and unenforceable against the Company.

SECTION 19. PERFORMANCE BASED AWARDS.

The number of Shares or other benefits granted, issued, retained, and/or vested under an Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

SECTION 20. RECOUPMENT.

In the event that the Company is required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, the Committee shall have the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to the Company of the amount of bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during a fixed period, determined by the Committee, preceding the year the restatement is determined to be required, to the extent that such bonus or incentive compensation exceeds what the officer would have received based on an applicable restated performance measure or target. The Company will recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act. Any right of recoupment under this provision will be in addition to, and not in lieu of, any other rights of recoupment that may be available to the Company. No recovery of compensation under any clawback policy or this Section 20 will constitute an event giving rise to a Participant’s right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Subsidiaries or Affiliates.

SECTION 21. NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee or Consultant. The Company and/or its Subsidiaries, as applicable, reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

SECTION 22. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall come into existence on the date of its adoption by the Board; provided, however, that no Award may be granted hereunder prior to the Effective Date. The Board may suspend or terminate the Plan at any time. No ISOs may be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board or (ii) the date the Plan is approved the stockholders of the Company.

(b) Right to Amend the Plan. The Board may amend the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

(c) Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

SECTION 23. AWARDS TO PARTICIPANTS OUTSIDE THE UNITED STATES.

Notwithstanding any provision of the Plan to the contrary, to comply with the laws in countries outside the United States in which the Company and its Subsidiaries and Affiliates operate or in which Participants work or reside, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Participants outside the United States will be eligible to participate in the Plan; (b) modify the terms and conditions of any Award granted to Participants outside the United States; (c) establish sub-plans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries and Affiliates or Participants in particular locations; provided that no such sub-plans and/or modifications shall take precedence over Section 3 of the Plan or otherwise require stockholder approval; (d) take any action, before or after an Award is granted, that it deems advisable to obtain approval or to facilitate compliance with any necessary local governmental regulatory exemptions or approvals and (e) impose conditions on the exercise, vesting, or settlement of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on death, Disability, retirement or other termination of employment, available methods of exercise or settlement of an Award, payment of income tax, social insurance contributions and payroll taxes, the shifting of employer tax or social insurance contribution liability to a Participant, the withholding procedures and handling of any Stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Board will only take action and grant Awards that comply with applicable laws.

SECTION 24. GOVERNING LAW.

The Plan and each Award Agreement and all disputes or controversies arising out of or relating thereto shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without application of the conflicts of law principles thereof.

SECTION 25. SUCCESSORS AND ASSIGNS.

The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c).

SECTION 26. EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

INTERACTIVE STRENGTH INC.

By:
Name:
Title:

Date:

INTERACTIVE STRENGTH INC.

2023 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK AWARD

You have been granted the following restricted shares of Common Stock (the “Restricted Shares” or this “Award”) of Interactive Strength Inc. (the “Company”) under the Interactive Strength Inc. 2023 Stock Incentive Plan (as may be amended from time to time, the “Plan”):

Name of Recipient:

Grant Date:

Total Number of Shares Granted:

Vesting Commencement Date:

Vesting Schedule:

By your written signature below (or your electronic acceptance) and the signature of the Company’s representative below, you and the Company agree that the Restricted Shares are granted under and governed by the terms and conditions of the Plan, this Notice of Restricted Stock Award and the Restricted Stock Agreement (collectively, this “Agreement”), both of which are attached to and made a part of this document.

By your written signature below (or your electronic acceptance), you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail. Should you electronically accept this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

You acknowledge and agree that (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Notice of Restricted Stock Award, the attached Restricted Stock

Agreement and the Plan and (ii) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this Award prior to signing (or electronically accepting) this Notice of Restricted Stock Award and that you have either consulted such counsel or voluntarily declined to consult such counsel.

RECIPIENT	INTERACTIVE STRENGTH INC.

By:

Recipient’s Signature	Name:

Title:
Recipient’s Printed Name

INTERACTIVE STRENGTH INC.

2023 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

The Plan and Other Agreements

The Restricted Shares that you are receiving are granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference. Capitalized terms not defined in this Agreement will have the meanings ascribed to them in the Plan.

The attached Notice of Restricted Stock Award, this Agreement, including any additional terms for Participants outside of the United States (“U.S.”) set forth in the addendum hereto, and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded with the exception of (1) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (2) any written employment or severance arrangement that would provide for vesting acceleration of this Award upon the terms and conditions set forth therein. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Payment For Shares	No cash payment is required for the Shares you receive. You are receiving the Shares in consideration for Services rendered by you.

Vesting

The Shares that you are receiving will vest as shown in the Notice of Restricted Stock Award. No additional Shares will vest after your Service as an Employee, an Outside Director or a Consultant has terminated for any reason.

Shares Restricted	Unvested Shares will be considered “Restricted Shares.” Except to the extent permitted by the Committee, you may not sell, transfer, assign, pledge or otherwise dispose of Restricted Shares.

Forfeiture

If your Service terminates for any reason, then your Shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of termination. This means that the Restricted Shares will immediately revert to the Company. You will receive no payment for Restricted Shares that are forfeited. The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Leaves of Absence

For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If your work schedule changes (i.e., your work hours are increased or reduced), then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Stock Certificates or Book Entry Form

The Restricted Shares will be evidenced by either stock certificates or book entries on the Company’s stock transfer records pending expiration of the restrictions thereon. If you are issued certificates for the Restricted Shares, the certificates will have stamped on them a special legend referring to the forfeiture restrictions. In addition to or in lieu of imposing the legend, the Company may hold the certificates in escrow. As your vested percentage increases, you may request (at reasonable intervals) that the Company release to you a non-legended certificate for your vested Shares.

Stockholder Rights

During the period of time between the Grant Date and the date the Restricted Shares become vested, you will have all the rights of a shareholder with respect to the Restricted Shares except for the right to transfer the Restricted Shares, as set forth above, and except in the case of any unvested Restricted Shares, you will not be entitled to any dividends or other distributions paid or distributed by the Company in respect of outstanding Shares. Accordingly, you will have the right to vote the Restricted Shares and to receive any cash dividends paid with respect to the vested Restricted Shares.

Withholding Taxes and Stock Withholding

Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Shares received under this Award, including the award or vesting of such Shares, the subsequent sale of Shares under this Award and the receipt of any dividends; and (2) do not commit to structure the terms of the award to reduce or eliminate your liability for Tax-Related Items. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and your Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

No stock certificates will be released to you or no notations on any Restricted Shares issued in book-entry form will be removed, as applicable, unless you have paid or made adequate arrangements satisfactory to the Company and/or your Employer to satisfy all withholdings and payments on account obligations of the Company and/or your Employer. In this regard, you authorize the Company and/or your Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be delivered to you when they vest having a Fair Market Value equal to the amount necessary to satisfy the maximum applicable tax withholding rate, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Committee. The Fair Market Value of the Shares,

determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Restrictions on Resale

You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Neither this Award nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate of the Company in any capacity. The Company and its Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

You understand and acknowledge that the vesting of your Award pursuant to the vesting schedule hereof is earned only by your continued Service, or the satisfaction of any other conditions set forth herein, in each case at the will of the Company (not through the act of being hired or being granted this Award). As such, this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a service provider for the vesting period, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your continued Service at any time, with or without cause.

Adjustments

The number of Restricted Shares covered by this Award will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions described above will apply to all new, substitute or additional restricted shares or securities to which you are entitled by reason of this Award.

Successors and Assigns

Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Governing Plan Document

This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of this Agreement, the Notice of Restricted Award, and those of the Plan, the provisions of the Plan will control.

Severability

In the event that all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

Recoupment

This Award is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Award and repayment or forfeiture of any Shares or other cash or property received with respect to the Award (including any value received from a disposition of the Shares).

No Tax, Legal or Investment Advice

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You understand and agree that you should consult with your own personal tax, financial and/or legal advisors regarding the Award and Tax-Related Items arising in connection with the Award and by accepting the Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

Notice

Any notice required or permitted under this Agreement will be given in writing, including electronically, and will be deemed effectively given upon the earliest of personal delivery, electronic delivery to the email address assigned to you by the Company or provided by you to the Company, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto. The Company may, in its sole discretion, deliver any documents related to your current or future participation in the Plan by electronic means. By accepting this Award, you hereby: (1) consent to receive such documents by electronic means; (2) consent to the use of electronic signatures; and (3) agree to participate in the Plan and/or receive any such documents through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

Applicable Law and Choice of Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware without application of the conflicts of law principles thereof.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that any such litigation will be conducted only in the courts of California, or the federal courts of the United States located in California and no other courts.

Miscellaneous

You understand and acknowledge that (1) the Plan is entirely discretionary, (2) the Company and your Employer have reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and no inference shall be drawn from the grant of this Award with respect to the quality of your service to, or standing with, the Company and (4) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of Shares subject to awards, the purchase price and the vesting schedule, will be at the sole discretion of the Company.

The value of this Award will be an extraordinary item of compensation outside the scope of your employment contract, if any, and will not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, service awards, pension or retirement benefits or similar payments.

You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct your Employer to disclose to the Company or any Subsidiary or Affiliate any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your Employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company, your Employer and the Company’s other Subsidiaries and Affiliates hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company and details of all awards or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”). You further understand and acknowledge that the Company, its Subsidiaries and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

You acknowledge and agree that you have reviewed the documents provided to you in relation to the Award in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Award, and fully understand all provisions of such documents. You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

BY SIGNING THE NOTICE OF RESTRICTED STOCK AWARD, YOU AGREE TO

ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

INTERACTIVE STRENGTH INC.

2023 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

You have been granted the following Restricted Stock Units (the “Restricted Stock Units”, “RSUs” or this “Award”) representing shares of Common Stock of Interactive Strength Inc. (the “Company”) under the Interactive Strength Inc. 2023 Stock Incentive Plan (as may be amended from time to time, the “Plan”):

Name of Recipient:

Grant Date:

Total Number of Shares Subject to Restricted Stock Units:

Vesting Commencement Date:

Vesting Schedule:

By your written signature below (or your electronic acceptance) and the signature of the Company’s representative below, you and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Plan, this Notice of Restricted Stock Unit Grant and the Restricted Stock Unit Agreement, including any special terms for Participants outside of the United States (“U.S.”) (collectively, this “Agreement”), each of which are attached to and made a part of this document.

By your written signature below (or your electronic acceptance), you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail. Should you electronically accept this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

You acknowledge and agree that (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Notice of Restricted Stock Unit Award, the attached Restricted Stock Unit Agreement and the Plan and (ii) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to these RSUs prior to signing (or electronically accepting) this Notice of Restricted Stock Unit Award and that you have either consulted such counsel or voluntarily declined to consult such counsel.

RECIPIENT	INTERACTIVE STRENGTH INC.

By:

Recipient’s Signature	Name:

Title:
Recipient’s Printed Name

INTERACTIVE STRENGTH INC.

2023 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

The Plan and Other Agreements

The RSUs that you are receiving are granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference. Capitalized terms not defined in this Agreement will have the meanings ascribed to them in the Plan.

The attached Notice of Restricted Stock Unit Award, this Agreement, including any additional terms for Participants outside of the United States (“U.S.”) set forth in the addendum hereto, and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded, with the exception of (1) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (2) any written employment or severance arrangement that would provide for vesting acceleration of the RSUs upon the terms and conditions set forth therein. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Payment for RSUs	No cash payment is required for the RSUs you receive. You are receiving the RSUs in consideration for Services rendered by you.

Vesting

The RSUs that you are receiving will vest as shown in the Notice of Restricted Stock Unit Award. No additional RSUs vest after your Service as an Employee, an Outside Director or a Consultant has terminated for any reason.

Forfeiture

If your Service terminates for any reason, then this Award expires immediately as to the number of RSUs that have not vested before the termination date and do not vest as a result of termination. Your Service will not be extended by any notice period. This means that the unvested RSUs will immediately be cancelled. You will receive no payment for RSUs that are forfeited. The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Leaves of Absence

For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If your work schedule changes (i.e., your work hours are increased or reduced), then the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Nature of RSUs

Your RSUs are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of RSUs, you have no rights other than the rights of a general unsecured creditor of the Company.

No Voting Rights or Dividends

Your RSUs carry neither voting rights nor rights to dividends. Neither you, nor your estate or heirs, have any rights as a stockholder of the Company in respect of the RSUs, unless and until your RSUs are settled by issuing Shares. No adjustments will be made for dividends or other rights if the applicable record date occurs before your Shares are issued, except as described in the Plan.

RSUs Nontransferable

You may not sell, transfer, assign, pledge or otherwise dispose of any RSUs. For instance, you may not use your RSUs as security for a loan. If you attempt to do any of these things, your RSUs will immediately become invalid.

Settlement of RSUs

Each of your vested RSUs will be settled when it vests; provided, however, that if the Committee requires you to pay withholding taxes through a sale of Shares, settlement of each RSU may be deferred to the first permissible trading day for the Shares, if later than the applicable vesting date.

Under no circumstances may your RSUs be settled later than two and one-half (2-1/2) months following the calendar year in which the applicable vesting date occurs.

For purposes of this Agreement, “permissible trading day” means a day that satisfies all of the following requirements: (1) the exchange on which the Shares are traded is open for trading on that day; (2) you are permitted to sell Shares on that day without incurring liability under Section 16(b) of the Exchange Act; (3) either (a) you are not in possession of material non-public information that would make it illegal for you to sell Shares on that day under Rule 10b-5 under the Exchange Act or (b) Rule 10b5-1 under the Exchange Act would apply to the sale; (4) you are permitted to sell Shares on that day under such written insider trading policy as may have been adopted by the Company; and (5) you are not prohibited from selling Shares on that day by a written agreement between you and the Company or a third party.

At the time of settlement, you will receive one Share for each vested RSU; provided, however, that no fractional Shares will be issued or delivered pursuant to the Plan or this Agreement, and the Committee will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. In addition, the Shares are issued to you subject to the condition that the issuance of the Shares does not violate any law or regulation.

Withholding Taxes and Stock Withholding

Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (your “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the award, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and your Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the settlement of the RSUs, you shall pay or make adequate arrangements satisfactory to the Company and your Employer to satisfy all withholdings and payments on account obligations of the Company and/or your Employer. In this regard, you authorize the Company and your Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your Employer.

Unless an alternative arrangement satisfactory to the Committee has been provided prior to the vesting date, the default method for paying withholding taxes is withholding Shares that otherwise would be issued to you when the RSUs are settled, provided that the Company only withholds a number of whole Shares having a Fair Market Value equal to the amount necessary to satisfy the maximum applicable tax withholding rate. Notwithstanding the foregoing, if you are classified as a Section 16 officer of the Company under the Exchange Act when the RSUs are settled, you shall be restricted to satisfying your obligation for Tax-Related Items by withholding in fully vested Shares that otherwise would be issued to you when the RSUs are settled, unless this withholding method is not permissible under applicable laws, or the Company has authorized an alternative method for the relevant taxable event.

If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSU, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

The Committee may also require the withholding of taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or any other arrangement approved by the Committee.

The Fair Market Value of the Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. The Company or your Employer may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including maximum applicable tax withholding rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, and your rights to the Shares will be forfeited if you do not comply with such obligations on or before the date that is two and one-half (2-1/2) months following the calendar year in which the applicable vesting date for the RSUs occurs.

Restrictions on Resale

You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Neither this Award nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate of the Company in any capacity. The Company and its Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

You understand and acknowledge that the vesting of your Award pursuant to the vesting schedule hereof is earned only by your continued Service, or the satisfaction of any other conditions set forth herein, in each case at the will of the Company (not through the act of being hired or being granted this Award). As such, this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a service provider for the vesting period, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your continued Service at any time, with or without cause.

Adjustments

The number of RSUs covered by this Award will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions described above will apply to all new, substitute or additional restricted stock units or securities to which you are entitled by reason of this Award.

Successors and Assigns

Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice

Any notice required or permitted under this Agreement will be given in writing, including electronically, and will be deemed effectively given upon the earliest of personal delivery, electronic delivery to the email address assigned to you by the Company or provided by you to the Company, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto. The Company may, in its sole discretion, deliver any documents related to your current or future participation in the Plan by electronic means. By accepting this Award, you hereby: (1) consent to receive such documents by electronic means; (2) consent to the use of electronic signatures; and (3) agree to participate in the Plan and/or receive any such documents through an online or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

Section 409A of the Code

This Agreement and the RSUs are intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, to the extent this Agreement and the RSUs are subject to, and not exempt from, Section 409A of the Code, this Agreement and the RSUs are intended to comply with Section 409A, and its provisions will be interpreted in a manner consistent with such intent. You acknowledge and agree that changes may be made to this Agreement to avoid adverse tax consequences to you under Section 409A. If it is determined that the RSUs are deferred compensation subject to Section 409A of the Code and you are a “specified employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (as defined in Section 409A of the Code), then the issuance of any Shares that would otherwise be made upon the date of your separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, with the balance of the Shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the Shares is necessary to avoid the imposition of adverse taxation on you in respect of the Shares under Section 409A of the Code. Each installment of Shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Applicable Law and Choice of Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware without application of the conflicts of law principles thereof.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that any such litigation will be conducted only in the courts of California, or the federal courts of the United States located in California and no other courts.

Governing Document

This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of this Agreement, the Notice of Restricted Stock Unit Award, and those of the Plan, the provisions of the Plan will control.

Notwithstanding provisions in this Agreement, the Award shall be subject to additional terms and conditions for Participants outside the U.S. set forth in an addendum to this Agreement, including any additional terms and conditions for your country. Moreover, if you relocate to another country, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Any addendum to this Agreement constitutes part of this Agreement.

Severability

In the event that all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

No Tax, Legal or Investment Advice

The Company and your Employer are not providing any tax, legal or financial advice, nor is the Company or your Employer making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares. You understand and agree that you should consult with your own personal tax, financial and/or legal advisors regarding the Award and Tax-Related Items arising in connection with the Award and by accepting the Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

Miscellaneous

You understand and acknowledge that (1) the Plan is entirely discretionary, (2) the Company and your Employer have reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and no inference shall be drawn from the grant of this Award with respect to the quality of your service to, or standing with, the Company and (4) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of RSUs subject to awards and the vesting schedule, will be at the sole discretion of the Company.

The value of this Award will be an extraordinary item of compensation outside the scope of your employment contract, if any, and will not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, service awards, pension or retirement benefits or similar payments.

You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct your Employer to disclose to the Company or any Subsidiary or Affiliate any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your Employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company, your Employer and the Company’s other Subsidiaries and Affiliates hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any Shares or directorships held in the

Company and details of all awards or any other entitlements to RSUs or Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company, its Subsidiaries and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

You acknowledge and agree that you have reviewed the documents provided to you in relation to the Award in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Award, and fully understand all provisions of such documents. You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

BY SIGNING THE NOTICE OF RESTRICTED STOCK UNIT AWARD, YOU AGREE TO

ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

INTERACTIVE STRENGTH INC.

2023 STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following Option (this “Option” or this “Award”) to purchase shares of Common Stock (“Stock”) of Interactive Strength Inc. (the “Company”) under the Interactive Strength Inc. 2023 Stock Incentive Plan (as may be amended from time to time, the “Plan”):

Name of Optionee:

Grant Date:

Total Number of Shares Subject to Option:

Type of Option:	☐ Incentive Stock Option ☐ Nonstatutory Stock Option

Exercise Price Per Share:	$

Vesting Commencement Date:

Vesting Schedule:

Expiration Date:

By your written signature below (or your electronic acceptance) and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, this Notice of Option Grant and the Stock Option Agreement, including any special terms for Participants outside the United States (collectively, this “Agreement”), each of which are attached to and made a part of this document.

By your written signature below (or your electronic acceptance), you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail. Should you electronically accept this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

You acknowledge and agree that (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Notice of Stock Option Grant, the attached Stock Option Agreement and the Plan and (ii) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this Option prior to signing (or electronically accepting) this Notice of Stock Option Grant and that you have either consulted such counsel or voluntarily declined to consult such counsel.

OPTIONEE	INTERACTIVE STRENGTH INC.

By:

Optionee’s Signature	Name:

Title:
Optionee’s Printed Name

INTERACTIVE STRENGTH INC.

2023 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

The Plan and Other Agreements

The Option that you are receiving is granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference. Capitalized terms not defined in this Agreement will have the meanings ascribed to them in the Plan.

The attached Notice of Stock Option Grant, this Agreement, including any additional terms for Participants outside of the United States (“U.S.”) set forth in the addendum hereto, and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Option are superseded with the exception of (1) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (2) any written employment or severance arrangement that would provide for vesting acceleration of this Option upon the terms and conditions set forth therein. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Tax Treatment

This Option is intended to be an incentive stock option under Section 422 of the Code or a nonstatutory option, as provided in the Notice of Stock Option Grant. Even if this Option is designated as an incentive stock option, it will be deemed to be a nonstatutory option to the extent required by the $100,000 annual limitation under Section 422(d) of the Code.

Vesting

This Option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. This Option will in no event become exercisable for additional Shares after your Service as an Employee, an Outside Director or a Consultant has terminated for any reason.

Term

This Option expires in any event at the close of business at the Company’s headquarters on the day before the tenth (10th) anniversary of the Grant Date, as shown on the Notice of Stock Option Grant (fifth (5th) anniversary for a more than ten percent (10%) shareholder as provided under the Plan if this is an incentive stock option). This Option may expire earlier if your Service terminates, as described below.

Termination Without Cause or Due to Death or Disability

If your Service terminates without cause or due to your death or Disability, then this Option will expire at the close of business at the Company’s headquarters on the date seven (7) years after the date your Service terminates (or, if earlier, the Expiration Date). The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons. If your service terminates due to your death, during that period of up to seven (7) years, your estate or heirs may exercise this Option.

If this Option is an ISO and you exercise it more than three (3) months after termination of your Service as an Employee for any reason, your Option will cease to be eligible for ISO tax treatment.

Termination For Cause

If your Service terminates for cause, then this Option will expire at the close of business at the Company’s headquarters on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration Date). The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Leaves of Absence

For purposes of this Option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If your work schedule changes (i.e., your work hours are increased or reduced), then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise

The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of the Stock pursuant to this Option will relieve the Company of any liability with respect to the non-issuance or sale of the Stock as to which such approval will not have been obtained.

Notice of Exercise

When you wish to exercise this Option you must provide a written or electronic notice of exercise form (substantially in the form attached to this Agreement as Exhibit A) in accordance with such procedures as are established by the Company and communicated to you from time to time. Any notice of exercise must specify how many Shares you wish to purchase and how your Shares should be registered. The notice of exercise will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

51

Form of Payment

When you submit your notice of exercise, you must include payment of the Option exercise price for the Shares you are purchasing. Payment may be made in the following form(s):

•  Your personal check, a cashier’s check, a money order or a wire transfer.

•  Certificates for Shares that you own, along with any forms needed to effect a transfer of those Shares to the Company. The value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Option exercise price. If approved by the Company, instead of surrendering Shares, you may attest to the ownership of those Shares on a form provided by the Company and have the same number of Shares subtracted from the Shares issued to you upon exercise of this Option. However, you may not surrender or attest to the ownership of Shares in payment of the exercise price if your action would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes.

•  By delivery on a form approved by the Company of an irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares that are issued to you when you exercise this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you. The directions must be given by providing a notice of exercise form approved by the Company.

•  By delivery on a form approved by the Company of an irrevocable direction to a securities broker or lender approved by the Company to pledge Shares that are issued to you when you exercise this Option as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The directions must be given by providing a notice of exercise form approved by the Company.

•  If permitted by the Committee, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option will be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus tax withholdings, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued will be paid by you in cash or other form of payment permitted under this Option. The directions must be given by providing a notice of exercise form approved by the Company.

•  Any other form permitted by the Committee in its sole discretion.

Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

Withholding Taxes and Stock Withholding

Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (your “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and your Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction

Prior to exercise of this Option, you will pay or make adequate arrangements satisfactory to the Company and/or your Employer to satisfy all withholdings and payments on account obligations of the Company and/or your Employer. In this regard, you authorize the Company and/or your Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when you exercise this Option, provided that the Company only withholds the amount of Shares necessary to satisfy the maximum applicable tax withholding rate, (b) having the

Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Committee. The Fair Market Value of the Shares, determined as of the effective date of the Option exercise, will be applied as a credit against the withholding taxes. The Company and your Employer may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Restrictions on Resale

You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

In general, only you can exercise this Option prior to your death. You may not sell, transfer, assign, pledge or otherwise dispose of this Option, other than as designated by you, by will or by the laws of descent and distribution, except as provided below. For instance, you may not use this Option as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may in any event dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in this Option in any other way.

However, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant, then the Committee may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than fifty percent (50%) of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than fifty percent (50%) of the voting interest.

In addition, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant, then the Committee may, in its sole discretion, allow you to transfer this Option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights.

The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

Stockholder Rights

This Option carries neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a shareholder of the Company unless and until you have exercised this Option by giving the required notice to the Company and paying the exercise price. No adjustments will be made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan.

No Retention Rights

Neither this Option nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate of the Company in any capacity. The Company and its Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

You understand and acknowledge that the vesting of this Option pursuant to the vesting schedule hereof is earned only by your continued Service, or the satisfaction of any other conditions set forth herein, in each case at the will of the Company (not through the act of being hired or being granted this Option). As such, this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a service provider for the vesting period, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your continued Service at any time, with or without cause.

Adjustments

The number of Shares covered by this Option and the exercise price per Share will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Company Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions described above will apply to all new, substitute or additional stock options or securities to which you are entitled by reason of this Award.

Successors and Assigns

Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice

Any notice required or permitted under this Agreement will be given in writing, including electronically, and will be deemed effectively given upon the earliest of personal delivery, electronic delivery to the email address assigned to you by the Company or provided by you to the Company, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

The Company may, in its sole discretion, deliver any documents related to your current or future participation in the Plan by electronic means. By accepting this Award, you hereby: (1) consent to receive such documents by electronic means; (2) consent to the use of electronic signatures; and (3) agree to participate in the Plan and/or receive any such documents through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

Section 409A of the Code

To the extent this Agreement is subject to, and not exempt from, Section 409A of the Code, this Agreement is intended to comply with Section 409A, and its provisions will be interpreted in a manner consistent with such intent. You acknowledge and agree that changes may be made to this Agreement to avoid adverse tax consequences to you under Section 409A.

Applicable Law and Choice of Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware without application of the conflicts of law principles thereof.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that any such litigation will be conducted only in the courts of California, or the federal courts of the United States located in California and no other courts.

Governing Document

This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of this Agreement, the Notice of Stock Option Grant, and those of the Plan, the provisions of the Plan will control.

Notwithstanding provisions in this Agreement, this Award shall be subject to additional terms and conditions for Participants outside the U.S. set forth in an addendum to this Agreement, including any additional terms and conditions for your country. Moreover, if you relocate to another country, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Any addendum to this Agreement constitutes part of this Agreement.

Severability

In the event that all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

Recoupment

This Option is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Option and repayment or forfeiture of any Stock or other cash or property received with respect to the Option (including any value received from a disposition of the Stock acquired upon exercise of the Option).

No Tax, Legal or Investment Advice

The Company and your Employer are not providing any tax, legal or financial advice, nor is the Company or your Employer making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Stock. You understand and agree that you should consult with your own personal tax, financial and/or legal advisors regarding this Award and Tax-Related Items arising in connection with this Award and by accepting this Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

Miscellaneous

You understand and acknowledge that (1) the Plan is entirely discretionary, (2) the Company and your Employer have reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this Option does not in any way create any contractual or other right to receive additional grants of options (or benefits in lieu of options) at any time or in any amount and no inference shall be drawn from the grant of this Option with respect to the quality of your service to, or standing with, the Company and (4) all determinations with respect to any additional grants, including (without limitation) the times when options will be granted, the number of shares of Stock subject to options, the exercise price and the vesting schedule, will be at the sole discretion of the Company.

The value of this Option will be an extraordinary item of compensation outside the scope of your employment contract, if any, and will not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, service awards, pension or retirement benefits or similar payments.

You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct your Employer to disclose to the Company or any Subsidiary or Affiliate any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your Employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company, your Employer and the Company’s other Subsidiaries and Affiliates hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company and details of all options or any other entitlements to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”). You further understand and acknowledge that the Company, its Subsidiaries and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer

Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit shares of Stock acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on your behalf. You may, at any time, view Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

You acknowledge and agree that you have reviewed the documents provided to you in relation to the Option in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Option, and fully understand all provisions of such documents. You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Option.

BY SIGNING THE NOTICE OF STOCK OPTION GRANT, YOU AGREE TO ALL OF

THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

INTERACTIVE STRENGTH INC.

2023 STOCK INCENTIVE PLAN

NOTICE OF EXERCISE OF STOCK OPTION

OPTIONEE INFORMATION:

Name:

Social Security Number:

Employee Number:

Address:

OPTION INFORMATION:

Grant Date:

Exercise Price per Share:	$

Total Number of Shares of Interactive Strength Inc. (the “Company”) Covered by Option:

Type of Stock Option:	☐ Nonstatutory (NSO)

☐ Incentive (ISO)

Number of Shares of the Company for which Option is Being Exercised Now:	(the “Purchased Shares”)

Total Exercise Price for the Purchased Shares:	$

Form of Payment:	☐ Cash or Check for $ payable to “Interactive Strength Inc.” ☐ Cashless exercise ☐ Net exercise

Name(s) in which the Purchased Shares should be Registered:

The Certificate for the Purchased Shares (if any) should be sent to the Following Address:

ACKNOWLEDGMENTS:

1.	I understand that all sales of Purchased Shares are subject to compliance with the Company’s policy on securities trades.

2.	I hereby acknowledge that I received and read a copy of the prospectus describing the Interactive Strength Inc. 2023 Stock Incentive Plan and the tax consequences of an exercise.

3.

In the case of a nonstatutory option, I understand that I must recognize ordinary income equal to the spread between the fair market value of the Purchased Shares on the date of exercise and the exercise price. I further understand that I am required to pay withholding taxes at the time of exercising a nonstatutory option.

4.

In the case of an incentive stock option, I agree to notify the Company if I dispose of the Purchased Shares before I have met both of the tax holding periods applicable to incentive stock options (that is, if I dispose of the Purchased Shares prior to the date that is two (2) years after the Grant Date and one (1) year after the date the option was exercised).

SIGNATURE AND DATE:

, 20

ADDENDUM

ADDITIONAL TERMS AND CONDITIONS FOR PARTICIPANTS OUTSIDE THE U.S.

This addendum (this “Addendum”) includes additional country-specific terms and conditions that apply to Participants working and/or residing in the countries listed below. This addendum is part of the Agreement and contains terms and conditions material to participation in the Plan. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

The information is based on the securities and other laws in effect in the respective countries as of __________. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Addendum as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date when your Award vests or settles, or you sell Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working and/or residing or you transfer employment or residency after the Grant Date, or if you are considered a resident of another country for local law purposes, then the provisions contained herein may not be apply to you. The Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances.

TERMS APPLICABLE TO ALL PARTICIPANTS OUTSIDE THE U.S.

1. NATURE OF GRANT. In accepting this Award, you understand, acknowledge and agree that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of this Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards, even if awards have been granted repeatedly in the past;

(c) all decisions with respect to future grants of awards, if any, will be at the sole discretion of the Company;

(d) your participation in the Plan is voluntary;

(e) this Award and the Stock subject to this Award, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f) this Award and the Stock subject to this Award, and the income from and value of same, are not part of normal or expected salary or compensation for any purpose, including calculating any severance, resignation, termination, payment in lieu of notice, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the future value of the underlying Stock is unknown, indeterminable and cannot be predicted with certainty;

(h) if you acquire Stock upon settlement of this Award, the value of such Stock may increase or decrease;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of this Award or any portion thereof resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any);

(j) unless otherwise agreed with the Company, this Award and the Stock subject to this Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary or Affiliate;

(k) you shall be responsible for seeking the special approval for the Central Bank should any inward and outward remittances of foreign exchange exceed the annual quota of US$5 million; and

(l) neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. Dollar that may affect the value of this Award or of any amounts due to you pursuant to this Award or the subsequent sale of any Stock acquired upon settlement.

2. DATA PRIVACY INFORMATION AND CONSENT.

(a) Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, Stock, directorships held in the Company, details of all Awards or any other entitlement to Stock awarded, canceled, vested, unvested, settled or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is your consent.

(b) Plan Administration Service Providers. The Company may transfer Data to third parties which assist the Company with the implementation, administration and management of the Plan. The Company may select different service providers or additional service providers and share Data with such other provider serving in a similar manner. You may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

(c) International Data Transfers. Your country or jurisdiction may have different data privacy laws and protections than the U.S. The Company’s legal basis, where required, for the transfer of Data is your consent.

(d) Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond your period of continuous Service. When the Company or the Employer no longer need Data for any of the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes to the fullest extent reasonably practicable.

(e) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your salary from or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant these Awards or other equity awards to you or administer or maintain such awards.

(f) Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) supplement of Data or rectification of incorrect Data, (iii) deletion of Data, (iv) request cease of collecting, using or processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact your local human resources representative.

(g) Consent. By accepting this Award and indicating consent via the Company’s acceptance procedure, you are declaring that you agree with the data processing practices described herein and consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

3. SECURITIES LAW NOTICE. Unless otherwise noted, neither the Company nor the Stock is registered with any local stock exchange or under the control of any local securities regulator outside the U.S. The Agreement, the Grant Notice, the Plan, and any other communications or materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the U.S., and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in your jurisdiction.

4. LANGUAGE. You acknowledge you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms of this Agreement. If you have received this Agreement or any other documents related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

5. FOREIGN ASSET/ACCOUNT REPORTING. You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Stock acquired under the Plan or cash received from participating in the Plan in an escrow, trust, brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details.